As filed with the Securities and Exchange Commission on July 24, 2007	Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________

U.S. GEOTHERMAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	4911	84-1472231
(State or jurisdiction of	(Primary Standard	(I.R.S. Employee
incorporation or	Industrial Classification	Identification No.)
organization)	Code Number)

1509 Tyrell Lane, Suite B	(208) 424-1027
Boise, Idaho 83076	(Registrant’s telephone number,
(Address of principal executive	including area code)
offices)

Daniel J. Kunz
Chief Executive Officer
1509 Tyrell Lane, Suite B,
Boise, Idaho 83706
208-424-1027
(Name, address and telephone number of agent for service)

__________________

Copy to:

Kimberley R. Anderson
Dorsey & Whitney LLP
1420 Fifth Avenue, Suite 3400
Seattle, WA 98101
(206) 903-8800

__________________

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

__________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to
Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

__________________

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Shares	Amount to be	Offering	Aggregate Offering	Amount of
to be Registered	Registered	Price Per Share(1)	Price(1)	Registration Fee
Common stock	9,999,990	$2.48	$24,799,975	$761.36
Common stock issuable upon exercise of warrants	1,977,045	$2.48	$4,903,072	$150.53
Total	11,977,035		$29,703,047	$911.89

(1)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating amount of registration fee, based on the average bid and ask prices for the Registrant’s common shares on July 19, 2007, as quoted on the OTCBB.

__________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

Subject To Completion: Dated July 23, 2007

U.S. Geothermal Inc.

11,977,035 Shares of Common Stock

               This is a public offering of up to 11,977,035 shares of the common stock, par value $0.001 per share, of U.S. Geothermal Inc. (“we,” “us,” or “our company”), by selling shareholders listed beginning on page 9 of this prospectus. All of the shares being offered, when sold, will be sold by selling shareholders. The shares of common stock registered for resale under this registration statement includes:

• 9,999,990 shares of common stock held by selling shareholders;

• 454,545 shares of common stock acquirable upon exercise of warrants at the exercise price of $2.08 per share for a period of eighteen months from the date of issuance; and

• 1,522,500 shares of common stock acquirable upon exercise of warrants at the exercise price of Cdn$1.00 per share for a period of two years from the date of issuance.

               The selling shareholders will sell the shares registered for resale pursuant to this prospectus at prevailing market prices or privately negotiated prices. We will not receive any proceeds from this offering. We may receive proceeds from the exercise of the warrants upon exercise, if they are exercised, and will use the proceeds from any exercise for general working capital purposes.

We will not receive any proceeds from the sale or distribution of the common stock by the selling shareholders.

               Our common stock is quoted on the National Association of Securities Dealers “NASD” Over-the-Counter Bulletin Board “OTCBB” under the symbol “UGTH” and on the Toronto Venture Exchange under the symbol “GTH”. On July 20, 2007, the closing sale price for our common stock was $2.41 on the NASD OTCBB.

Investing in our common stock involves risks. See “Risk Factors and Uncertainties” beginning on page 3.

               These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________, 2007.

i

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

SUMMARY INFORMATION

The Offering	This is an offering of up to 11,977,035 shares of our common stock by certain selling shareholders.

Shares Offered By the Selling Shareholders	11,977,035 shares of common stock, $0.001 par value per share.(1)

Offering Price	Determined at the time of sale by the selling shareholders

Common Stock Outstanding as of June 30, 2007	53,192,612 shares(2)

Use of Proceeds

We will not receive any of the proceeds of the shares offered by the selling shareholders. We may receive proceeds from the exercise of the warrants upon exercise, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the exercise of warrants granted by us. The funds that we raised through the sale of those shares were used for general working capital.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

Trading Symbols	OTCBB: UGTH; TSX-V: GTH

(1)

In connection with the private placement, we agreed to file a registration statement with the Securities and Exchange Commission no later than July 30, 2007 and use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective by November 5, 2007, the purchasers are entitled to receive as liquidated damages 0.1 common shares for each common share purchased. The number of shares to be offered by the selling shareholders includes the shares which may be issued as liquidated damages.

(2)	Outstanding common stock excludes approximately 2.9 million shares of common stock acquirable upon exercise of options at exercise prices ranging from $0.60 to $1.50 per share.

Summary of Our Business

U.S. Geothermal Inc. (the “Company,” “GTH” or “we” or “us” or words of similar import) is in the renewable “green” energy business. Through its subsidiary, U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho,” although our references to the company include and refer to our operations through Geo-Idaho), we are engaged in the acquisition, development and utilization of geothermal resources in the Pacific Northwest of the United States. Geothermal energy is the natural heat energy stored within the earth’s crust. In some areas of the earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present. Our principal focus is the development of the Raft River project, a geothermal project encompassing approximately 8.4 square miles of land located at Raft River, Idaho. As more thoroughly discussed in the sections below, the company has entered into a power purchase agreement, at 10 megawatt monthly average, with Idaho Power Company, and is in the process of developing the power plant for the first phase of production.

Our principal corporate and executive offices are located at 1509 Tyrell Lane, Suite B, Boise, Idaho 83076. Our telephone number is 208-424-1027. We maintain a website at www.usgeothermal.com. Information contained on our website is not part of this prospectus.

The Offering

We are registering for resale shares of our common stock held by the selling shareholders listed in this prospectus. The selling shareholders acquired the securities in the following transactions.

On June 5, 2007, we completed a private placement of 9,090,900 shares of common stock at a price of Cdn$2.20 per share, for gross proceeds of Cdn$19,999,980. In connection with the offering, we agreed to file a registration statement with the Securities and Exchange Commission no later than July 30, 2007 and use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective by November 5, 2007, the purchasers are entitled to receive as liquidated damages 0.1 common shares for each common share purchased.

Cormark Securities Inc., Dundee Securities Corporation and Toll Cross Securities Inc. have been paid an aggregate cash fee of Cdn$999,999, representing 5% of the aggregate gross proceeds from the offering, and have been issued broker warrants to purchase up to 454,545 common shares of the Company at US $2.08 exercisable for 18 months.

As a result of a private placement completed on April 3, 2006, Dundee Securities Corporation was paid an aggregate cash fee of Cdn$1,522,500, representing 7% of the aggregate gross proceeds from that offering, and was issued in aggregate broker compensation options to purchase up to 1,522,500 common shares of the Company at Cdn$1.00 exercisable for 24 months.

The proceeds of the private placement will be used for the ongoing development and exploration at our Raft River and Neal Hot Springs projects, and for general corporate working capital purposes.

Selected Financial Data

The selected financial information presented below as of and for the periods indicated is derived from our financial statements contained elsewhere in this prospectus and should be read in conjunction with those financial statements.

	For the Fiscal Year Ended March 31,
	2007	2006	2005	2004	2003
Operating Revenues	$0	$0	$0	$0	$0
Loss from Continuing Operations	(1,792,584)	(1,490,593)	(1,830,421)	(676,398)	(164,905)
Loss per share from Continuing Operations	(0.04)	(0.09)	(0.12)	(0.11)	(0.03)
Cash dividends declared and paid per common share	0	0	0	0	0

	As of March 31,
	2007	2006	2005	2004	2003
Total Assets	$ 22,673,340	$ 21,895,933	$ 2,584,970	$ 1,373,831	$ 384,664
Total Long-term Obligations (1)	2,397,564	1,707,548	0	0	0

(1)

Long-term obligations represent the fair value of stock options to be exercised by officers, directors, employees and consultants of the Company. These obligations were recorded as a liability since the option exercise price was stated in Canadian dollars, subjecting the Company and the employee to foreign currency exchange risk in addition to the normal market price fluctuation risk.

	Operating Revenues	Gross Profit	Loss from Operations	Net Loss from Continued Operations
Fiscal Year Ended March 31, 2006
1st Quarter (1)	$0	$0	$(370,259)	$(254,801)
2nd Quarter (1)	0	0	(594,601)	(570,119)
3rd Quarter (1)	0	0	(502,083)	(503,917)

4th Quarter	0	0	(196,126)	(194,548)
Fiscal Year Ended March 31, 2007
1st Quarter	0	0	(961,777)	(372,486)
2nd Quarter	0	0	(746,292)	(680,021)
3rd Quarter	0	0	(610,310)	(338,278)
4th Quarter	0	0	(669,490)	(401,799)

(1)

Restated figures. During the fiscal year ended March 31, 2006, approximately $646,353 in professional fees incurred for plant development were expensed prior to the realization that a viable resource was going to result from development efforts. After this determination, all direct development costs incurred during the fiscal period were capitalized. The effect of this restatement increased construction in progress assets and reduced the operating loss for the first three quarters of the fiscal year ended March 31, 2006.

RISK FACTORS AND UNCERTAINTIES

Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in shares of our common stock.

Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

General Business Risks

We have a limited operating history, have incurred losses to date, and cannot give any assurance that we can ever attain profitability. Our company has been engaged in limited activities in the geothermal business since Geo-Idaho’s incorporation in February 2002. As a result of our brief operating history, our operating results from historical periods are not readily comparable to and may not be indicative of future results. We have not generated revenues from operations to date, and cannot give any assurance that we will be able to generate revenues in the future. For the years ended March 31, 2003, 2004, 2005, 2006 and 2007, we incurred net losses of ($1,490,593), ($676,398), ($1,830,421), ($1,523,385), and ($1,792,584) respectively. At March 31, 2006, and March 31, 2007, we had accumulated deficits of ($5,199,743) and ($6,992,323), respectively. We expect to incur losses for at least the next 6 months. We cannot give you any assurance that we will soon make a profit or that we will ever make a profit.

Our future performance depends on our ability to establish that the geothermal resource is economically sustainable. Geothermal resource exploration and development involves a high degree of risk. The recovery of the amounts shown for geothermal properties and related deferred costs on our financial statements, as well as the execution of our business plan generally, is dependent upon the existence of economically recoverable and sustainable reserves. Expansion of the production of power from Raft River is not certain and depends on successful drilling and discovery of additional geothermal hydrothermal resources in quantities and containing sufficient heat necessary to economically fuel future plants.

We have a need for substantial additional financing and will have to significantly delay, curtail or cease operations if we are unable to secure such financing. We require substantial additional financing to fund the cost of continued development of the Raft River project and other operating activities, and to finance the growth of our business, including the construction and commissioning of a power generation facility. We may not be able to obtain the needed funds on terms acceptable to us or at all. Further, if additional funds are raised by issuing equity securities, significant dilution to our current shareholders may occur and new investors may get rights that are preferential to current shareholders. Alternatively, we may have to bring in a joint venture partner to fund further development work, which would result in reducing our interest in the project.

We may be subject to liquidated damages in the event that a resale registration statement is not declared effective by November 5, 2007. On June 5, 2007, we completed a private placement of 9,090,900 shares of common stock at a price of Cdn$2.20 per share, for gross proceeds to the company of Cdn$19,999,980. Upon completion of the placement, the company had 53,092,612 shares issued and outstanding. In connection with the offering, we agreed to file a registration statement with the Securities and Exchange Commission no later than July

30, 2007 and to use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective by November 5, 2007, the purchasers in the private placement are entitled to receive, as liquidated damages, 0.1 common shares for each common share purchased.

We may not be able to fully develop the geothermal resource within the Unit 1 joint venture boundaries which would increase development costs for Unit 2 and result in delays. Unit 2 is currently anticipated to be located within the Unit 1 joint venture boundaries. Without the agreement and consent of our Unit 1 joint-venture partner, Raft River Holdings, we cannot fully develop the geothermal resource within the Unit 1 joint venture boundaries without incurring increased development costs and delays.

It is very costly to place geothermal resources into commercial production. Before the sale of any power can occur, it will be necessary to construct a gathering and disposal system, a power plant, and a transmission line, and considerable administrative costs would be incurred, together with the drilling of additional wells. For Phase I, we have estimated these costs to be around US $39,000,000 to be incurred over an eighteen month period. Future expansion of power production at Raft River and development of new power production capability at Neal Hot Springs may result in significantly increased capital costs related to increased production and injection well drilling and higher costs for labor and materials. To fund expenditures of this magnitude, we may have to find a joint venture participant with substantial financial resources. There can be no assurance that a participant can be found and, if found, it would result in the Company having to substantially reduce its interest in the project.

We may not be able to manage our growth which could negatively impact our operations and financial condition. Significant growth in our operations will place demands on our operational, administrative and financial resources, and the increased scope of our operations will present challenges to us due to increased management time and resources required and our existing limited staff. Our future performance and profitability will depend in part on our ability to successfully integrate the operational, financial and administrative functions of Raft River and other acquired properties into our operations, to hire additional personnel and to implement necessary enhancements to our management systems to respond to changes in our business. There can be no assurance that we will be successful in these efforts. Our inability to integrate acquired properties, to hire additional personnel or to enhance our management systems could have a material adverse effect on our results of operations.

If we incur material debt to fund our business, we could face significant risks associated with such debt levels.
We will need to procure significant additional financing to construct, commission and operate a power plant at Raft River in order to generate and sell electricity. If this financing includes the issuance of material amounts of debt, this would expose GTH to risks including, among others, the following:

•	a portion of our cash flow from operations would be used for the payment of principal and interest on such indebtedness and would not be available for financing capital expenditures or other purposes;

•	a significant level of indebtedness and the covenants governing such indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because certain activities or financing options may be limited or prohibited under the terms of agreements relating to such indebtedness;

•	a significant level of indebtedness may make us more vulnerable to defaults by the purchasers of electricity or in the event of a downturn in our business because of fixed debt service obligations; and

•	the terms of agreements may require us to make interest and principal payments and to remain in compliance with stated financial covenants and ratios. If the requirements of such agreements were not satisfied, the lenders would be entitled to accelerate the payment of all outstanding indebtedness and foreclose on the collateral securing payment of that indebtedness, which would likely include our interest in the project.

In such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations, including the repayment of outstanding principal and interest on such indebtedness.

The success of our business relies on retaining our key personnel. We are dependent upon the services of our President and Chief Executive Officer, Daniel J. Kunz, our Chief Financial Officer, Kerry D. Hawkley, our Chief Operating Officer, Douglas J. Glaspey, and Kevin Kitz, our Vice President – Project Development. The loss of any of their services could have a material adverse effect upon us. GTH has executed employment agreements with these persons but does not have key-man insurance on any of them.

Our development activities are inherently very risky. The high risks involved in the development of a geothermal resource cannot be over-stated. The development of a geothermal resource is such that there cannot be any assurance of success. Exploration costs are not fixed, and the resource cannot be relied upon until substantial development has taken place, which entails high exploration and development costs. The costs of development drilling are subject to numerous variables which could result in substantial cost overruns. Drilling for geothermal resource may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.

Our drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If our drilling activities are not successful, we could experience a material adverse effect on our future results of operations and financial condition.

In addition to the substantial risk that wells drilled will not be productive, or may decline in productivity after commencement of production, hazards such as unusual or unexpected geologic formations, pressures, downhole conditions, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of well fluids, pollution and other physical and environmental risks are inherent in geothermal exploration and production. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. We do not fully insure against all risks associated with our business either because such insurance is not available or because the cost of such coverage is considered prohibitive. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our financial condition and results of operations.

The impact of governmental regulation could adversely affect our business. Our business is subject to certain federal, state and local laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. Such laws and regulations may increase the costs of planning, designing, drilling, installing, operating and abandoning our geothermal wells, the power plant and other facilities. In addition, our operations are subject to complex environmental laws and regulations adopted by federal, state and local jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge such materials into the environment in any of the following ways:

•	from a well or drilling equipment at a drill site;

•	leakage from gathering systems, pipelines, power plant and storage tanks;

•	damage to geothermal wells resulting from accidents during normal operations; and

•	blowouts, cratering and explosions.

In addition, the submission and approval of environmental impact assessments may be required. Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by such laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by such former operators.

Industry competition may impede our growth. The electrical power generation industry, of which geothermal power is a sub-component, is highly competitive and we may not be able to compete successfully or grow our business. We compete in areas of pricing, grid access and markets. The industry in the Pacific Northwest, in which the Raft River project is located, is complex as it is composed of public utility districts, cooperatives and investor-owned power companies. Many of the participants produce and distribute electricity. Their willingness to purchase electricity from an independent producer may be based on a number of factors and not solely on pricing and surety of supply.

Claims have been made that some geothermal plants cause seismic activity and related property damage.
There are approximately two dozen geothermal plants operating within a fifty-square-mile region in the area of Anderson Springs, in Northern California, and there is general agreement that the operation of these plants causes a generally low level of seismic activity. Some residents in the Anderson Springs area have asserted property damage claims against those plant operators. There are significant issues whether the plant operators are liable, and to date no court has found in favor of such claimants. While we do not believe the area of the Raft River and Neal Hot Springs projects or our intended operation of a power plant will present the same geological or seismic risks, there can be no assurance that we would not be subject to similar claims and litigation, which may adversely impact our operations and financial condition.

Actual costs of construction or operation of a power plant may exceed estimates used in negotiation of power purchase and power financing agreements. The company’s initial power purchase contract is under rates established by the Idaho Public Utility Commission, using an “avoided-cost” model for cost of construction and operating costs of a power plant. If the actual costs of construction or operations exceed the model costs, the company may not be able to build the contemplated power plant, or if constructed, may not be able to operate profitably. The Company’s financing agreements provide for a priority payback to our partner. If the actual costs of construction or operations exceed the model costs, we may not be able to operate profitably or receive the planned share of cash flow and proceeds from the project.

Payments under our initial power purchase agreement may be reduced if we are unable to forecast our production adequately. Under the terms of our initial power purchase agreement, if we do not deliver electricity output within 90% to 110% of our forecasted amount, payments for the amount delivered will be reduced, possibly significantly. If the company consistently mis-forecasts its output, its revenues will be reduced, and we may not be able to operate profitably.

There are some risks for which we do not or cannot carry insurance. Because our current operations are limited in scope, GTH carries public liability insurance and directors’ and officers’ liability coverage, but does not currently insure against any other risks. As its operations progress, GTH will acquire additional coverage consistent with its operational needs, but GTH may become subject to liability for pollution or other hazards against which it cannot insure or cannot insure at sufficient levels or against which it may elect not to insure because of high premium costs or other reasons. In particular, coverage is not available for environmental liability or earthquake damage.

Our officers and directors may have conflicts of interests arising out of their relationships with other companies. Several of our directors and officers serve (or may agree to serve) as directors or officers of other companies or have significant shareholdings in other companies. To the extent that such other companies may participate in ventures in which GTH may participate, the directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. If a conflict of interest arises, a director who has such a conflict will abstain from voting for or against the approval of such a participation or such terms. From time to time several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. Under the laws of the State of Delaware, the directors of GTH would be required to act honestly, in good faith and in the best interests of GTH.

In determining whether or not GTH would participate in a particular program and what interest GTH would acquire in it, the directors would primarily consider the degree of risk to which GTH would be exposed and its financial position at that time.

Risks Relating To the Market for Our Securities

A significant number of shares of our common stock are eligible for public resale. If a significant number of shares are resold on the public market, the share price could be reduced and could adversely affect our ability to raise needed capital. The market price for our common stock could decrease significantly and our ability to raise capital could be adversely affected by the availability and resale of such a large number of shares in a short period of time.

Our officers and directors hold sufficient shares that acting collectively they may be able to influence the outcome of matters submitted to the shareholders. Our officers and directors own in the aggregate approximately 13% of the company’s securities, on a fully diluted basis. If the officers and directors were to act collectively, assuming they continue to own all of their shares, there is a substantial likelihood that they would be able to influence the election of the directors of the company and the outcome of all corporate actions requiring the approval of the shareholders, such as mergers and acquisitions, in their own interests and to the detriment of the other shareholders.

The possible issuance of substantial amounts of additional shares without shareholder approval may dilute the percentage ownership of our shareholders. There are 53,192,612 shares of our common stock outstanding and 4,671,973 shares of common stock issuable upon exercise or conversion of outstanding options and warrants as of June 30, 2007. There are 100,000,000 shares of our common stock authorized for issuance. All of our authorized shares in excess of those currently outstanding may be issued without any action or approval by our shareholders and may dilute the percentage ownership of our current shareholders.

Because the public market for shares of our common stock is limited, investors may be unable to resell their shares of common stock. There is currently only a limited public market for our common stock on the TSX Venture Exchange and on the Over-the-Counter Bulletin Board in the United States, and investors may be unable to resell their shares of common stock. The development of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

The price of our common stock is volatile, which may cause investment losses for our shareholders. The market for our common stock is highly volatile, having ranged in the last fiscal year from a low of Cdn$0.75 to a high of Cdn$1.79 on the TSX Venture Exchange and from a low of US$0.70 to a high of US$1.65 on the Over-the-Counter Bulletin Board. The trading price of our common stock on the TSX Venture Exchange and on the OTCBB is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to our company could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders.

Our common stock is considered to be a “penny stock,” which may make it more difficult for investors to sell their shares. Our common stock is considered to be a “penny stock.” The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Prior to a transaction in a penny stock, a broker-dealer is required to:

•	deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market;

•	provide the customer with current bid and offer quotations for the penny stock;

•	explain the compensation of the broker-dealer and its salesperson in the transaction;

•	provide monthly account statements showing the market value of each penny stock held in the customer’s account; and,

•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock and investors may find it more difficult to sell their shares.

FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements, including, but not limited to, our statements on strategy, operating forecasts, and our working capital requirements and availability. In addition, from time to time, the company or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission (the “SEC”), press releases or oral statements made by or with the approval of an authorized executive officer of the company. Forward-looking statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “estimate”, or “continue” or the negative thereof or other variations thereon or comparable terminology. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the factors and conditions described in the discussions of “Risk Factors and Uncertainties” and “Management’s Discussion and Analysis” in this registration statement and in other documents the company files from time to time with the Securities and Exchange Commission. The reader is cautioned that the company does not have a policy of updating or revising forward-looking statements and thus the reader should not assume that silence by management of the company over time means that actual events are bearing out as estimated in such forward-looking statements.

All references to “dollars” or “$” are to United States dollars and all references to Cdn$ are to Canadian dollars.

DIVIDEND POLICY

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any further determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on the financial condition, operating results, capital requirements and other factors that our board deems relevant. We have never declared a dividend.

SELLING SHAREHOLDERS

This prospectus covers the offering of up to 11,977,035 shares of our common stock by selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders.

The shares issued to the selling shareholders are “restricted” shares under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the selling shareholders. The selling shareholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” beginning on page 23 of this prospectus. Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of their registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

Selling Shareholders Information

The following is a list of the selling shareholders who own an aggregate of 11,977,035 shares of our common stock covered in this prospectus. The selling shareholders acquired the shares of common stock or warrants to purchase shares of common stock in our private placement. See “Transactions with Selling Shareholders” beginning on page 12 of this prospectus for further details. At June 30, 2007, we had 53,192,612 shares of common stock issued and outstanding.

	Before Offering		After Offering
Name	Total Number of Shares Beneficially Owned	Percentage of Shares Owned(1)	Number of Shares Offered(2)	Shares Owned After Offering(3)	Percentage of Shares owned After Offering
AGF Canadian Stock Fund (4)	1,124,750	2.11%	1,124,750	-	*
Anthony Jackson c/o Winslow Management Company (5)	6,620	*	4,620	2,000	*
Banque Privee Edmond de Rothschild Europe (6)	300,000	*	220,000	80,000	*
BTR Global Arbitrage Trading Limited (7)	714,100	1.34%	562,100	152,000	*
BTR Global Opportunity Trading Limited (8)	770,000	1.45%	770,000	-	*
Butterfield Bank (Guernsey) Limited as Custodian of the Maple Leaf Canada Fund (9)	27,500	*	27,500	-	*
Canada Pension Plan Investment Board (10)	2,000,020	3.76%	2,000,020	-	*
Clarion Investments Ltd. (11)	55,000	*	55,000	-	*
Cormark Securities, Inc. (12)	159,091	*	159,091	-	*
Daniel Weinberg Family LLC (5)	67,320	*	45,320	22,000	*
David Hayhoe	3,300	*	3,300	-	*
David M Farrell Trust (5)	164,320	*	112,420	51,900	*
David R Page Revocable Trust (5)	17,780	*	11,880	5,900	*
Dundee Securities Corp. (13)	1,681,591	3.06%	1,681,591	-	*
Farrell Distributing Corporation Pension Plan (5)	307,490	*	72,490	235,000	*
Flatiron Capital (14)	506,000	*	506,000	-	*
Flatiron Capital (15)	44,000	*	44,000	-	*
Great Lakes Protection Fund (5)	68,150	*	18,150	50,000	*

IG AGF Cdn Growth Class (4)	8,140	*	8,140	-	*
IG AGF Cdn Growth Fund (4)	330,770	*	330,770	-	*
Interward Capital Corporation (16)	119,460	*	119,460	-	*
Jeffrey Stromberg	5,500	*	5,500	-	*
Jupiter Green Investment Trust (5)	233,730	*	186,230	47,500	*
Katharine M Preston c/o Winslow Management Company (5)	5,330	*	3,630	1,700	*
Keystone Equity Fund (4)	36,190	*	36,190	-	*
Liechtensteinische Landesbank AG (17)	124,960	*	124,960	-	*
Michelle Marean c/o Winslow Management Company (5)	8,180	*	5,280	2,900	*
MMCAP International Inc. SPC (18)	749,980	1.41%	749,980	-	*
Needmor Fund (5)	17,200	*	2,200	15,000	*
Peter Mills	2,200	*	2,200	-	*
Platinum Partners Value Arbitrage Fund LP (19)	220,000	*	220,000	-	*
Plato Consulting Inc. (20)	127,000	*	22,000	105,000	*
RBC Dexia Investor Services Trust ITF Account: Marquest Investment Counsel (21)	279,400	*	279,400	-	*
RBC Dexia Investor Services Trust ITF Account: Marquest Investment Counsel (21)	72,600	*	72,600	-	*
RBC Global Resources Fund (22)	1,350,020	2.54%	900,020	450,000	*
Redwood Long Short Fund (23)	5,500	*	5,500	-	*
Rockhaven Holdings Ltd (24)	33,000	*	33,000	-	*
Ronald Farrell Trust (5)	88,670	*	61,270	27,400	*
Samuel S and Linda J Emerson (5)	22,720	*	15,620	7,100	*
Scenic Hudson Inc. (5)	109,700	*	29,700	80,000	*
Scotia Cassels Investment Counsel Ltd as agent Scotia Canadian Growth Fund (25)	250,030	*	250,030	-	*
Spartan Fund LP (26)	33,000	*	33,000	-	*-
Toll Cross Securities Inc. (27)	136,363	*	136,363	-	*-
War 1 (5)	18,640	*	12,540	6,100	*
Waterfall Vanilla LP (23)	77,000	*	77,000	-	*
Waterfall Vanilla Master Fund Ltd (23)	42,570	*	42,570		*
Winslow Green Growth Fund (5)	3,349,000	6.30%	649,000	2,700,000	5.08%
Winslow Hedge Fund LP (5)	349,650	*	144,650	205,000	*
TOTALS	16,223,535		11,977,035	4,246,500

*	Represents less than one percent of the outstanding common stock.
(1)	All percentages are based on 53,192,612 shares of common stock issued and outstanding on June 30, 2007.
(2)

In the event the registration statement is not effective by November 5, 2007, the purchasers of common stock in the June private placement are entitled to receive as liquidated damages 0.1 common shares for each common share purchased. The shares which may be issued pursuant to the liquidated damages provisions are triggered are included in the number of shares held by those selling shareholders entitled to receive them.

(3)

This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Shareholders are not required to sell their shares. See “Plan of Distribution” beginning on page 12 .

(4)	To be completed by amendment.

(5)	Representatives of this securityholder have advised us that Jackson Robinson is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(6)

Representatives of this securityholder have advised us that Thomas Lalevée, David Goedert, Eric Guerrier and Luigi Stefaneffi are the natural persons with voting and dispositive power with respect to the common stock held by this security holder. Transactions require approval from two individuals.

(7)	Representatives of this securityholder have advised us that Brad White is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(8)	Representatives of this securityholder have advised us that Danny Guy is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(9)

Representatives of this securityholder have advised us that the following individuals are the natural persons with voting and dispositive power with respect to the common stock held by this security holder: Robert Stead Moore, John Benedict Stuart, Sadie Jayne Podmore, Marie Elizabeth Swift, Heidi Louise Le Moignan, Rachel Deborah Stow, Suzanne Margaret Woodhard, Catherine Anne Paul, Mandy Jayne Lindsay, Victoria Jayne Passmore, Maxine Ann Vaudin, Delen Elizabeth Batiste, Stphanie Anne Davies, Lisa Rose Mear, Lynn Ferry, Linda Copeland, Katherine Ann de Darteret and Julie Louise Alderton. Transactions require approval from two individuals.

(10)	To be completed by amendment.
(11)	Representatives of this securityholder have advised us that Gordon Clements is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(12)

Includes 159,091 shares of common stock issuable upon exercise of warrants. The warrants are exerciseable for 18 months at $2.08 per share. Representatives of this securityholder have advised us that Jeff Kennedy and Marc Murnaghan are the natural persons with voting and dispositive power with respect to the common stock held by this security holder. This selling shareholder acquired the securities as compensation for underwriting activities and is affiliiated with a registered broker-dealer.

(13)

Includes 159,091 shares of common stock issuable upon exercise of warrants. The warrants are exerciseable for 18 months at $2.08 per share. Includes 1,522,500 shares of common stock issuable upon exercise of warrants. The warrants are exerciseable until April 3, 2008 at Cdn$1.00 per share. Representatives of this securityholder have advised us that David Anderson and Brett Whalen are the natural persons with voting and dispositive power with respect to the common stock held by this security holder. This selling shareholder acquired the securities as compensation for underwriting activities and is affiliiated with a registered broker-dealer.

(14)	To be completed by amendment.
(15)	To be completed by amendment.
(16)	To be completed by amendment.
(17)	To be completed by amendment.
(18)	Representatives of this securityholder have advised us that Matthew MacIsaac is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(19)

Representatives of this securityholder have advised us that Mark Alan Nordlicht and Clive Ginsberg are the natural persons with voting and dispositive power with respect to the common stock held by this security holder.

(20)	Representatives of this securityholder have advised us that William E. Burt is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(21)	Representatives of this securityholder have advised that Gerald L. Brockelsby is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(22)

Representatives of this securityholder have advised us that Christopher Beer is the natural person with voting and dispositive power with respect to the common stock held by this security holder. Representatives of this security holder have advised us that this security holder is an affiliate of a U.S. registered broker-dealer; however, this security holder acquired the notes in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

(23)

Representatives of this securityholder have advised us that Andrew McCreath of Waterfall Investments Inc. is the natural person with voting and dispositive power with respect to the common stock held by this security holder.

(24)	To be completed by amendment.
(25)

Representatives of this securityholder have advised us that Max Ward and Kim Ward are the natural persons with voting and dispositive power with respect to the common stock held by this security holder.

(26)	To be completed by amendment.
(27)

Includes 136,363 shares of common stock issuable upon exercise of warrants. The warrants are exerciseable for 18 months at $2.08 per share. Representatives of this securityholder have advised us that Rodger Gray, President, Marc Bouchard, Chairman, and Steve Somodi,

Chief Financial Officer are the natural persons with voting and dispositive power with respect to the common stock held by this security holder. This selling shareholder acquired the securities as compensation for underwriting activities and is affiliiated with a registered broker-dealer.

Based on information provided to us, except as noted above, none of the selling shareholders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling shareholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

Transactions with Selling Shareholders

On June 5, 2007, we completed a private placement of 9,090,900 shares of common stock at a price of Cdn$2.20 per share, for gross proceeds of Cdn$19,999,980. The sale of shares was pursuant to the exemption from registration provided under Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended. Upon completion of the placement, the company had 53,092,612 shares issued and outstanding.

Cormark Securities Inc., Dundee Securities Corporation and Toll Cross Securities Inc. have been paid an aggregate cash fee of Cdn$999,999, representing 5% of the aggregate gross proceeds from the offering, and have been issued broker warrants to purchase up to 454,545 common shares of the Company at US $2.08 exercisable for 18 months.

In connection with the offering, we agreed to file a registration statement with the Securities and Exchange Commission no later than July 30, 2007 and use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective by November 5, 2007, the purchasers are entitled to receive as liquidated damages 0.1 common shares for each common share purchased.

As a result of a private placement completed on April 3, 2006, Dundee Securities Corporation has been paid an aggregate cash fee of Cdn$1,522,500, representing 7% of the aggregate gross proceeds from the offering, and have been issued broker compensation options to purchase up to 1,522,500 common shares of the Company at Cdn$1.00 exercisable for 24 months.

The proceeds of the private placement will be used for the ongoing development and exploration at their Raft River and Neal Hot Springs projects, and for general corporate working capital purposes.

PLAN OF DISTRIBUTION

Each selling shareholder of our common stock and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or the TSX-V or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the Common Stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any underwriter or other person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would not exceed customary fees and commissions.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock by the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) June 5, 2009, or (ii) such time as all shares covered by the registration statement have been sold publicly. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. We have advised each selling shareholder that it may not use shares registered under this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF THE BUSINESS

Overview

Development of Business

Geo-Idaho was formed as an Idaho corporation in February 2002 to conduct geothermal resource development. On March 5, 2002 Geo-Idaho entered into a letter agreement with the previous owner, pursuant to which Geo-Idaho agreed to acquire all of the real property, personal property and permits that comprised the owner’s interest in the Raft River project. We generally refer to this real and personal property interests as the “Vulcan Property”. On December 3, 2002 the letter agreement was replaced by a formal agreement with the previous owner (the “Vulcan Agreement”), which provided for the acquisition, in stages, of 100% of the Vulcan Property in consideration for shares and warrants of Geo-Idaho and cash payments to or on behalf of the previous owner of up to $600,000 (for 100% of the Vulcan Property). Geo-Idaho also agreed that, as a condition to completing the purchase of and as an owner of the Vulcan Property, it would work to advance the Raft River Project by expending at least $200,000 for a work program (which has since been completed). By August 1, 2005, Geo-Idaho had paid the previous owner $617,000 in securities and cash payments, and had completed the work program, to bring its percentage ownership in the Vulcan Property to 100%.

The Company and Geo-Idaho entered into a merger agreement on February 28, 2002, which was amended and restated on November 30, 2003, and closed on December 19, 2003. In accordance with the merger agreement, GTH acquired Geo-Idaho through the merger of Geo-Idaho with a wholly-owned subsidiary, EverGreen Power Inc., an Idaho corporation formed for that purpose. Geo-Idaho is the surviving corporation and the subsidiary through which GTH conducts operations. As part of this acquisition, we changed our name to U.S. Geothermal Inc. Because the former Geo-Idaho shareholders became the majority holders of GTH, the transaction is treated as a “reverse takeover” for accounting purposes.

We intend to develop the Raft River project in two or more phases. For Phase 1 of development at Raft River, we intend to commercialize the existing production wells and energy field by construction and operation of a 13 megawatt binary cycle geothermal power plant that will provide the energy to be delivered under a power purchase agreement with Idaho Power Company. We have signed an engineering, procurement and construction agreement for the first power plant, and bids have been solicited from several engineering firms to provide engineering, procurement and construction services on all remaining aspects of Phase 1 that are not included in this agreement. Final engineering, equipment procurement and construction is anticipated to take approximately 14 to 16 months from April 25, 2006, and the initial power plant is anticipated to begin production by the end of the third quarter of 2007. The total Phase 1 construction and development costs are expected to be $39 to 41 million for the construction of a geothermal power plant capable of producing 13 megawatts of power. We have completed project financing for Phase 1 of the Raft River project, whereby Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute $34 million in cash and we have contributed $5 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC, the Phase 1 project joint venture company.

It is anticipated that Phase 2 will involve the construction and operation of two additional 13 megawatt power plants. Strong regional interest in geothermal power has resulted in several utilities entering into discussions with us to purchase the electrical power output from the two additional plants. Subject to drilling confirmation of the availability of sufficient geothermal resource, the output from all three power plants at Raft River could be as much as 39 megawatts. We anticipate that the Unit 2 power plant may utilize the geothermal resource within the Unit 1 joint venture boundaries. Without the agreement and consent of our Unit 1 joint-venture partner, Raft River Holdings, we cannot fully develop the Unit 1 geothermal resource without incurring increased development costs and delays.

Announced on September 5, 2006, property for a second geothermal project at Neal Hot Springs in eastern Oregon near the Idaho Border was acquired by the Company. The new property consists of 8.5 square miles of geothermal energy and surface rights and was leased from a private, third party. The property has an identified geothermal resource and was recently made part of U.S. Geothermal’s submittal to Idaho Power Company’s Request for Proposals for electricity produced from geothermal sources.

On February 6, 2007, a lease was entered into with Cyprus Gold Exploration Corporation (“Cyprus”), a subsidiary of Phelps Dodge Corporation (NYSE: PD), for an undivided interest in geothermal rights associated with 4,760 acres (7.4 square miles) at Neal Hot Springs. This lease adds 758 acres (1.2 square miles) of new area to the lease announced on September 5, 2006, and overlaps both surface and undivided geothermal rights that were previously acquired at the site.

With the Cyprus lease, U.S. Geothermal has increased its total Neal Hot Springs project holdings to 6,167 acres (9.6 square miles) and increased ownership of the overlapping area to a majority of the geothermal rights in that area. The Cyprus lease has a primary term of 10 years that extends thereafter for as long as commercial production is maintained and includes annual rental and production royalty payment provisions. U.S. Geothermal has ongoing negotiations with additional geothermal rights holders in the area.

Plan of Operations

The Company’s plan of operations for the next 12 months includes the following elements:

•	Complete plant construction for the Raft River Unit 1 power plant.

•	Begin commercial power generation at Raft River Unit 1.

•	Negotiate RFP full output contracts with Idaho Power Company for Units 1 and 3 at Raft River and Units and 2 at Neal Hot Spring.

•	Negotiate full output contract with Eugene Water and Electric Board for Raft River Unit 2.

•	Conduct an expanded geoscience program to target new production zones at Raft River.

•	Plan, permit and drill production and injection wells for Raft River Unit 2.

•	Plan, permit and drill initial wells at Neal Hot Spring.

•	Continue to seek and acquire additional geothermal resource properties and/or operations.

Cash Requirements Next Six Months

We believe our cash and liquid investments at March 31, 2007, added to our recent private placement completed June 5, 2007, is adequate to fund our general operating and development activities through March 31, 2009. The Company obtained project capital to construct Raft River power plant through a partnership arrangement. Through the arrangement, equity funds of approximately $34 million were made available for the construction of the project. Total capital expenditures for the phase one project are currently estimated to be between $39 and $41 million. The majority of the funds needed for the project will be provided by existing funds and through the partnership arrangement. If additional funds are needed, we anticipate that the equity may be raised through the issuance of shares, exercise of existing outstanding warrants, and/or through the sale of ownership interest in tax credits and benefits.

Material Acquisitions/Development

The main power island of the power plant’s construction is under the direction of Ormat Nevada Inc., a subsidiary of Ormat Technologies Inc. (NYSE: ORA). Additional associated construction activities including the pipelines, transmission connection and production pump installation are under the direction of the Company with services being provided by contractors. Plant and project construction is proceeding on schedule and budget, and the following status is reported:

•	Industrial Builders of Ontario, Oregon was awarded the mechanical construction contract by Ormat, began fabrication work in February and is assembling the plant components,

•	The electrical construction contract was awarded to Merit Electric Incorporated in May,

•	All major equipment has been delivered to the site and has been set on it’s foundations,

•	Piping and electrical connections are underway,

•	The control room and motor control center building has been erected, and

•	The cooling tower is approximately 95% complete.

In addition, Raft River Rural Electric Cooperative has finished construction of the 3.2 -mile power transmission line that connects the power plant to the Bonneville Power Administration substation at Bridge, Idaho. Equipment upgrades to the substation including a breaker, relays, and communications systems are underway.

U.S. Geothermal awarded a $1.3 million dollar contract to ITT Industries/Goulds Pumps to provide line-shaft geothermal production pumps for the project. The first two production pumps have been delivered and one is installed.

The well improvement drill program, which began in August 2006, has been competed. Four existing wells were enhanced either by deepening or adding directional legs to improve their production or injection characteristics. Two new wells were drilled to expand the geothermal resource for the planned second 13 megawatt net output power plant at Raft River. Resource utilization studies have determined that production well RRG-3 will be converted to an injection well and that injection well RRG-7 will be converted to a production well. The hot fluid production capacity of each of the wells was determined from the results of historical flow tests using estimates provided by the independent engineering and reservoir consultant firm GeothermEx of Redmond, CA. The Company is currently conducting additional field flow tests to gather more information of the production and injection capacity of the well field and expects to be able to refine the pump settings and number of wells required to be placed in service for the fueling of the 13 megawatt power plant based on this current test work.

On August 9, 2006, we completed project financing for Phase 1 of the Raft River project. In connection with the project financing, we entered into (i) the Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, a Delaware limited liability company, us and Raft River I Holdings, LLC, a Delaware limited liability company, (ii) the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and us, and (iii) the Management Services Agreement, dated as of August 9, 2006, between Raft River Energy I LLC and U.S. Geothermal Services, LLC, a Delaware limited liability company and our wholly-owned subsidiary. Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute in staged payments a total of $34 million in cash and we will contribute $5 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC, the Phase 1 project joint venture company.

Pursuant to the Management Services Agreement, we will provide operating and management services to Raft River Energy I LLC. We expect to receive annual cash distributions up to $1.6 million each year for the first four project years pursuant to the Management Services Agreement and the Amended and Restated Operating Agreement. The cash distributions made to us will come from four sources: income-related cash distributions from our investment in Raft River Energy I LLC, royalty income from our energy leases to Raft River Energy I LLC, a management fee for providing operating and maintenance services, and lease income from our cooling water leases to Raft River Energy I LLC. After the first four years, we will receive a nominal percentage of the distributable Raft River Energy I LLC cash flow until specified rates of return are achieved by our partner, at which time we will receive a little more than half of the distributable cash flow. If we develop the economic equivalent of 30 megawatts of power sales during the initial 20-year term of the power purchase agreement then, at the end of year 20, our share of the distributable cash flow increases to a significant majority of cash flow for the remainder of the Phase I project life.

On May 25, 2006, GTH signed a drilling contract with Union Drilling for the re-work of four of the wells previously drilled for Phase I, and for the drilling of two additional wells to be included in Phases I and II of the Raft River project. The total cost of Phase I and II drilling completed by Union Drilling was approximately $16,600,000 and has been completed, with $5 million attributed to the Phase I project and $11.6 million attributed to the development of production and injection well capacity for a proposed second 13 megawatt power plant unit under consideration for development in Phase II. The results of current well test work are expected to determine the amount of potential well production actually needed for the Phase I power plant.

On February 22, 2006, we received and signed a letter of intent from Eugene Water and Electric Board, of Eugene, Oregon, for Eugene Water and Electric Board’s purchase of the full 13 megawatt electrical output from the second planned power plant of Phase 2 (Unit 2), and we are currently negotiating a draft power purchase agreement with Eugene Water and Electric Board and expect to finalize it by July 2007. Upon execution of the Eugene Water and Electric Board power purchase agreement, and if Unit 1 is successful in the Idaho Power Company Request for Proposal, then the total output from Units 1 and 2 of the Raft River power plants will be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economies of scale.

We will seek additional power purchase agreements for future phases, which may involve drilling new wells and determining the production capacity of those wells for additional plant construction. At this time it is not possible to estimate if or when future wells will be drilled. Future phases may involve additional power purchase agreements with Idaho Power Company or other utilities in the service area and may or may not include terms similar to the Phase 1 power purchase agreement.

Employees

At May 31, 2007, the Company had 16 full-time employees (9 – administrative and project development, 7 – field and plant operations). During the last fiscal period, the CEO and CFO positions were increased from part-time to full time. Two additional administrative positions were needed for accounting, financial reporting and systems documentation. We have added 7 field and plant operating employees as part of the on-going operating requirements of the first power plant. The Company also continuously considers acquisition opportunities; if the company is successful in making acquisitions, additional management and administrative staff may be added.

The Company did not experience any labor disputes or labor stoppages during the current fiscal year.

Principal Products

Upon reaching commercial production, the principal product will be based upon electrical power produced from the utilization of geothermal resources. The primary product will be the direct sale of power generated by our interests in our geothermal power plants. Some revenues will be earned through consulting and management fees obtained for our services provided to other interests. All power plants currently being considered and currently under construction are for sites in the Pacific Northwest of the United States of America.

Sources and Availability of Raw Materials

Geothermal energy is natural heat energy stored within the earth’s crust at economically accessible depth. In some areas of the earth, economic concentrations of heat energy result form a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

There are four major components (or factors) to a geothermal resource:

•	Heat source and temperature – The economic viability of a geothermal resource is related to the amount of heat generated. The higher the temperature, the more valuable the geothermal resource is.

•	Fluid – A geothermal resource is commercially viable only when the system contains water and/or steam as a medium to transfer the heat energy to the surface.

•	Permeability – The fluid present underground must be able to move. In general, significant porosity and permeability within the rock formation are needed to create a viable reservoir.

•	Depth – the cost of development increases with depth, as do resource temperatures. Closeness of the reservoir to the surface is therefore a key factor in the economic valuation of a geothermal resource.

The final product of electrical power will be directly produced through the utilization of geothermal resources; however, these resources are not a direct component of the final product. Various forms of testing have been conducted at both the Raft River, Idaho and the Neal Hot Springs, Oregon sites. All testing performed to date indicates that the resources at both sites are viable for the production of geothermal power. Unless major geological changes occur that impact the geothermal reservoirs, the condition of the existing resources is expected to remain consistent over time. Each power plant constructed will have an impact on the temperature and pressure of the tapped reservoir. The extent of this impact and the results of future drilling exploration to determine the actual extent of the reservoir will be a limiting factor on the number of plants that can be constructed at a particular reservoir.

Significant Patents, Licenses, Permits, Etc.

The Company’s permitting activities are continuing as the project develops. All geothermal wells are permitted by the Idaho Department of Water Resources under the Idaho Geothermal Resources Act. A Conditional Use Permit for the first two power plants was issued by the Cassia County Planning and Zoning Commission on April 21, 2005. The Idaho Department of Environmental Quality issued the Air Quality Permit to Construct on May 26, 2006. The Department of Army Corps of Engineers and the Idaho Department of Water Resources, after the submittal of a joint application by the Company, have determined that the Raft River project does not need to obtain a Section 404 Clean Water Act permit for the project as it is currently designed. Various other county, state and federal permits will be required for the project, including a Cassia County Building Permit.

An ALTA land title survey that covers all lands owned or leased by RREI was completed, and Land America Commercial Services issued an ALTA Extended title insurance policy for the project on December 6, 2006.

A Wastewater Reuse Permit was issued by the Idaho Department of Environmental Quality on February 23, 2007. The Reuse permit will allow the land application of the non-contact cooling water from Unit 1 power plant cooling towers.

The Transmission Business Line has issued a categorical exclusion for modification of the existing substation from the requirements of the National Environmental Policy Act. This exclusion fulfills federal environmental permitting requirements for the substation work.

Seasonality of Business

Since we are in a developmental stage, there has been no operating trend information generated to date. When the plant is operational, seasonal changes are not expected to have a significant impact on elements that will drive operational revenues or related costs. During plant development, some construction activities could be impacted by inclement weather that can occur during the winter months.

Industry Practices/Needs for Working Capital

During the development stage of operations, high levels of working capital are committed, either directly or indirectly to the construction efforts. After normal production operations have been established, the needs of working capital are expected to be low. This assumption is primarily based upon the projected revenues and relatively low levels of expected operational expenses. The Company is expecting to be highly involved in development activities for the next 5 to 10 years.

Dependence on Single Customer

Ultimately, the market for electrical power is vast; however, the number of entities that can physically, logistically and economically acquire the commodity in large quantities in our area of operations is limited. Currently, the Company has a power purchase agreement with one customer (Idaho Power Company). Negotiations are in process to sell to another customer and expand sales to Idaho Power Company. During full scale operations, it is expected that the Company will have a small number of direct customers that may amount to less than 4 or 5.

Competitive Conditions

Although the market for different forms of energy is large and dominated by very powerful players, we perceive our industrial competition to be independent power producers and in particular those producers who provide “green” renewable power. Our definition of green power is electricity derived from a source that does not pollute the air, water or earth. Sources of green power, in addition to geothermal, include wind, solar, biomass and run-of-the river hydroelectric. A number of states have instituted renewable portfolio standards (“RPS”) that require utilities to purchase a minimum percentage of their power from renewable sources. For example, RPS statutes in California and Nevada require 20% renewable, and according to the Department of Energy’s Energy Efficiency and Renewable Energy department, utilities in 34 states nationwide are providing their customers with the opportunity to purchase green, renewable power through premium pricing programs. As a result, we believe green power is a niche sub-market, in which many power purchasers are increasing or committing to increase their investments. Accordingly, the conventional energy producers do not provide direct competition.

In the Pacific Northwest there are currently no geothermal facilities. There exist a number of wind farms, as well as biomass and run-of-the river hydroelectric facilities. However, the Company believes that the combination of greater reliability and baseload generation from geothermal, access to infrastructure for deliverability, and a low “full life” cost will allow it to successfully compete for long term power purchase agreements.

Factors that can influence the overall market for our product include some of the following:

•	mumber of market participants buying and selling;

•	availability and cost of transmission;

•	amount of electricity normally available in the market;

•	fluctuations in electricity supply due to planned and unplanned outages of competitors’ generators;

•	fluctuations in electricity demand due to weather and other factors;

•	cost of fuel used by generators, which could be impacted by efficiency of generation technology and fluctuations in fuel supply;

•	environmental regulations that impact us and our competitors;

•	extension of the production tax credits past December 31, 2008;

•	relative ease or difficulty of developing and constructing new facilities; and

•	credit worthiness and risk associated with buyers.

Environmental Compliance

As the Company’s design and permitting activities have progressed, it has further refined and clarified the environmental issues for which it will have to demonstrate compliance in the construction and operation of a geothermal facility at Raft River. The relevant legislation includes: Clean Air Act, Endangered Species Act, Clean Water Act, Rivers and Harbors Act, National Historic Preservation Act, National Pollutant Discharge Elimination System, Resource Conservation and Recovery Act, Idaho Solid Waste Facilities Act and the IDAPA Drilling for Geothermal Resource Rules.

In preparation for project financing, a Phase I Environmental Site Assessment was completed by Kleinfelder on October 21, 2005. The Phase I assessment identified two underground storage tanks, which have since been removed.

We believe that a geothermal facility can be designed, constructed and placed into operation at Raft River that will meet environmental compliance requirements. At this time, the company does not believe that the cost of compliance at the federal, state and local levels will be significant.

During the Department of Energy’s development of the Raft River project in the early 1980’s, a multi-year survey of land, plant, animal, archeological, weather, and human health was undertaken. The Department of Energy published an extensive report in 1982. We contacted the Department of the Interior Fish and Wildlife Service regarding any plants or animals in the region that are listed as threatened or endangered species, and received a reply stating that there are no issues identified for the project that require consultation under Section 7 of the Endangered Species Act of 1973, as amended.

Financial Information about Geographic Areas

As described in detail in the Property section, the Company’s Phase I power plant scheduled to be placed into service in October 2007 is located in the Raft River Area in the south eastern part of the State of Idaho. Similar plants are in the planning stages at the same location. Also, land acquisitions and rights have been obtained to explore the development and construction of power plants in the south eastern part of the State of Oregon.

Available Information

We file all applicable financial reports required by the Securities and Exchange Commission. We make filings available to the general public. Copies can be obtained of any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. Copies can be requested of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street, NE, Room 1580, Washington, D.C. 20549-1004. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website.

We also file disclosure information as required by the British Columbia Securities Commission and the TSX Venture Exchange. This information can be found at the following Web site: www.sedar.com.

Governmental Approvals and Regulation

GTH is subject to both federal and state regulation in respect of the production, sale and distribution of electricity. Federal legislation includes: The Energy Policy Act of 2005, the Federal Power Act, as well as the Public Utility Regulatory Policies Act of 1978 (“PURPA”) and the Energy Policy Act of 1992. Because GTH is defined as an independent power producer under the rules and regulations of the Federal Energy Regulatory Commission (“FERC”), the relevant aspects of federal legislation are that its electrical generating facilities qualify under the policy set forth under PURPA which encourages alternative energy sources such as geothermal, wind, biomass, solar and cogeneration.

The State of Idaho also regulates electricity through the Idaho Public Utility Commission (“IPUC”). Regulated utilities have the exclusive right to distribute and sell electricity within their service area. They may purchase electricity in the wholesale market from independent producers like GTH. The IPUC, in accordance with Federal PURPA legislation has the authority to set the rules and regulations governing the sale of electricity generated from alternative energy sources. Regulated utilities are required to purchase electricity on an avoided cost basis from qualifying facilities.

Currently, the IPUC defines such a facility as having an average output capacity of 10 megawatt monthly average and a contract term of up to 20 years. All PURPA contracts in Idaho are subject to the approval of the IPUC. GTH is not required to market any of the electricity that it may generate at Raft River to Idaho utilities; it can transmit and sell its electricity in another state. Nonetheless, GTH initially signed three 10 megawatt power purchase agreements (“PPA”) with the Idaho Power Company (“Idaho Power”).

On May 8, 2006, GTH submitted proposals to Idaho Power in response to their “Request for Proposal for Geothermal Power”. The Company expects that under a new PPA with Idaho Power, which would replace the current PPA, the Unit 1 power plant will be allowed to sell its full output capacity of up to 13 megawatt annual average, instead of being capped at 10 average megawatts as mandated under the current PPA. This 30% increase in plant output would be achieved without major additional capital investment and is expected to decrease the operating cost per kilowatt-hour.

With carbon regulation widely anticipated to increase the cost of power sourced from coal, and limited opportunities to purchase baseload geothermal power, the company has found that utilities across the Western United States have been eager to discuss power purchases from its Raft River geothermal resource. As a result of the increased interest, U.S. Geothermal elected to withdraw its Unit 2 and Unit 3 Idaho Power PPAs without submitting them to the IPUC for approval in order to pursue larger capacity PPAs with other utilities. With the concurrence of Idaho Power, the Unit 2 and Unit 3 10 megawatt contracts have been voided without further obligation on either party.

Eugene Water and Electric Board (“EWEB”), from Eugene, Oregon and U.S. Geothermal have signed a letter of intent for EWEB to purchase the full 13 megawatt electrical output of Raft River Unit 2. The parties have exchanged a draft PPA and intend to complete negotiations by July 2007. Upon execution of the EWEB PPA, and if Unit 1 is successfully negotiated with Idaho Power Request for Proposal, then the total output from the Unit 1 and Unit 2 Raft River power plants will be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economy of scale. The point of sale for the PPA will be at the Bridge Substation, with EWEB negotiating a swap with the Bonneville Power Administration to take delivery in Oregon.

In addition, the strong regional interest in geothermal power has resulted in several utilities from California to Washington entering into discussions with U.S. Geothermal to purchase the electrical power output of Unit 3. Subject to drilling confirmation of sufficient geothermal resource, the power plant output from three units at Raft River would be 39 megawatts, instead of the maximum 30 megawatts under the previous Idaho Power PPA provisions.

The Company will require the approval of various federal, state and local authorities for construction of future geothermal facilities at Raft River. These authorities include the U.S. Fish and Wildlife Service, Environmental Protection Agency, Idaho Department of Environmental Quality, Idaho Department of Water Resources, Idaho Bureau of Hazardous Materials, Idaho State Historical Society, Cassia County and the Southern Idaho Regional Solid Waste District. We have retained Kleinfelder Inc. of Boise, Idaho, an independent environmental and regulatory consultant, to advise GTH as to the siting and design for purpose of governmental approvals. Additionally, David Evans & Associates of Boise, Idaho is providing consulting and engineering services for transmission and interconnection issues and the preparation of the application for a conditional use permit. Centra Consulting, Inc. of Boise, Idaho has been retained to assist with State of Idaho air quality and cooling water reuse permitting.

Environmental Credits

As a “green” power producer, environmental-related credits, such as renewable energy credits or carbon credits, may become available for sale to power companies (to allow them to meet their “green” power requirements) or to businesses which produce carbon based pollution. If available, these credits will belong exclusively to us, and may provide an additional source of revenue.

On July 29, 2006, GTH signed a $4.6 million renewable energy credits purchase and sales agreement with Holy Cross Energy, a Colorado cooperative electric association. Holy Cross Energy will purchase the renewable energy credits associated with Phase 1 power production from 2008 to 2017. We retain the renewable energy credits associated with power production from Phase 1 after 2017. We expect to receive a majority of the annual revenue from the ten-year renewable energy credits sales arrangement with Holy Cross Energy.

DESCRIPTION OF PROPERTY

The Company has significant interests in two locations in the Pacific Northwest. The first location is the Raft River area located in Southeastern Idaho. The second location is the Neal Hot Springs area located in Eastern Oregon, near the Idaho/Oregon boarder.

Raft River - (Idaho)

Phase I at Raft River is in the development stage. The resource has been verified by a certified consultant, contracts signed for sale and transmission of the electricity, and construction of the power plant, pipelines and transmission lines are underway. Commercial operations of the facility should commence during the 4th quarter of 2007.

Although geologic and geophysical studies of the reservoir indicate sufficient geothermal resource for additional phases at Raft River, drilling confirmation will be required before additional work on Phase II can be initiated.

The Raft River project, where the company’s geothermal operations are located, is in south-central Idaho, approximately 55 miles southeast of Burley, the county seat of Cassia County. Burley, population 8,300, is the local agricultural and manufacturing center for the area, providing a full range of light to heavy industrial services.

A commercial airport is located 90 miles to the northeast in Pocatello, Idaho. Pocatello, population 53,000, is a regional center for agriculture, heavy industry (mining, phosphate refining), technology and education with Idaho State University. Malta, a town with a population of 180, is 12 miles north of the project site where basic services, fuel, and groceries are available. Year-round access to the project from Burley is via Interstate Highway 84 south to State Highway 81 south, then east on the Narrows Canyon Road, an improved county road.

The Raft River project currently consists of ten parcels (generally referred to as the U.S. Geothermal Property, the Crank Lease, the Newbold Lease, the Jensen Investments Leases, the Stewart Lease, the Bighorn Mortgage Lease, the Doman Lease, the Griffin Lease, and the Glover Lease) comprising 783.93 acres of fee land and 4,736.79 acres of contiguous leased geothermal rights located on private property in Cassia County, Idaho. All parcels are defined by legal subdivision or by metes and bounds survey description. The ten parcels are as follows:

The U.S. Geothermal Property - Idaho. The U.S. Geothermal property is comprised of four separate purchases that total 1743.93 acres: Vulcan’s interest in the Raft River project; the Elena interest; the Dewsnup interest; and the Wilcock interest. The Vulcan interest includes both surface and geothermal rights and consists of two parcels. The first parcel has a total area of approximately 240 acres and three geothermal wells (RRGE-1, RRGP-4 and RRGP-5) are located on this parcel. The second parcel has a total area of approximately 320 acres, and three additional geothermal wells (RRGE-3, RRGI-6 and RRGI-7) are located on this parcel. A fourth well, RRGE-2, was acquired by us as part of our purchase of the Vulcan interest, is physically located on the Dewsnup parcel and is covered by the Crank geothermal lease. The Elena interest is comprised of surface and geothermal rights to approximately 100 acres of property, excluding the oil and gas rights to the property. The Elena interest is contiguous to other interests owned or leased by us. The Dewsnup interest is comprised of the surface rights to approximately 123.93 acres of property, excluding the oil and gas rights to the property, but including all water and water rights.

The Dewsnup interest is comprised of surface and water rights, and is contiguous to other properties owned or leased by us. The geothermal rights to these acres are included in the Crank Lease below.

The Wilcock interest is comprised of the surface, water, and oil and gas rights to approximately 940 acres of property, including irrigation water rights for 1,544 acre-feet of water. The Wilcock interest is contiguous to other properties owned or leased by us. The geothermal rights to these acres are included in the Jensen Investments Leases below.

The Crank Lease. The Crank lease covers approximately 160 acres of mineral and geothermal rights, with right of ingress and egress.

The Newbold Lease. The Newbold lease covers approximately 20 acres of both surface and geothermal rights.

The Jensen Investments Leases. The first Jensen Investments lease covers approximately 2,954.75 acres of geothermal rights only. It is contiguous with the Vulcan property and property covered by the Crank and Stewart leases. The second Jensen Investments lease covers approximately 44.5 acres of surface and geothermal rights, and is contiguous with property covered by the first Jensen lease.

The Stewart Lease. The Stewart Lease covers approximately 317.54 acres on two adjoining parcels. Parcel 1 contains approximately 159.04 acres and includes surface and geothermal rights. Parcel 2 contains approximately 158.50 acres and only covers surface rights. The underlying geothermal rights for Parcel 2 are subject to the first Jensen Investments Lease.

The Bighorn Mortgage Lease. The Bighorn Mortgage lease covers approximately 280 acres of surface and geothermal rights.

The Doman Lease. The Doman lease covers approximately 640 acres of surface and geothermal rights, excluding oil and gas rights.

The Griffin Lease. The Griffin lease contains approximately 160 acres of geothermal rights.

The Glover Lease. The Glover lease contains approximately 160 acres of geothermal rights.

Raft River Phase I

As a result of the project financing for Phase I of the Raft River project, the Company has contributed $5 million in cash and approximately $1.5 million in property to Raft River Energy I LLC, the Phase I project joint venture company. Raft River Holdings, an affiliate of Goldman Sachs Group, will contribute $34 million to the project. Property assigned to Raft River Energy by the Company includes seven production and injection wells, seven monitoring wells, the Stewart lease, the Crank lease, the Newbold lease, the Doman lease, and the Glover lease. All appropriate permits and contracts have also been assigned to Raft River Energy for Phase I.

Although significant detail has been provided about each specific lease area, the economics of the project is based on the total resource. The reservoir supporting the project encompasses the entire Known Geothermal Resource Area (KGRA), which includes all the property owned or leased by the company at Raft River. All discussions of the economics of the project, including future phases, will be based at the project level rather than at the lease level.

Lease/Royalty Terms

The Crank lease, the Newbold lease, the Jensen Investments leases, the Bighorn Mortgage lease, the Doman lease, the Griffin lease and the Glover lease have royalties payable under the following terms:

•	Energy produced, saved and used for the generation of electric power, which is then sold by lessee, has a royalty of ten percent (10%) of the net proceeds.

•	Energy produced, saved and sold by lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value.

•	Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

The Stewart lease has production royalties payable under the following terms:

•	Energy produced, saved and sold by the Lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value of the electric power.

•	Energy produced, saved and used for the generation of electric power, which is then sold by Lessee, has a royalty of three percent (3%) of the market value of the electric power.

•	Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

No production royalties have been paid to date under any of the leases. All of the leases may be extended indefinitely if production is achieved during the primary term, so long as production is maintained. For each lease other than the Crank Lease (see below), once production is achieved the amounts due annually will be the greater of the production royalty and the minimum payment for the last year of the primary term. All payments under the leases are made annually in advance on the anniversary date of the particular lease. In addition, the following lease and other royalty terms apply to the individual leases:

The Crank Lease. The lease agreement with Janice Crank was originally entered into June 28, 2002, and had a primary term of 5 years. After GTH provided evidence to the lessor that the well (RRGE-2) located on lessor’s property is not owned by the lessor (but instead is included in the Vulcan Property), a new lease was entered into on June 28, 2003, which excluded the ownership of RRGE-2, with a four-year initial term. Advance production royalties (on a June to June basis) are payable under the Crank lease as follows:

•	Year 1 (Paid June 2002 under original lease): $5,000
•	Year 2 (Paid June 2003 under original lease): $10,000
•	Year 3 (Paid June 2004 under renegotiated lease): $10,000

•	Year 4: Due June 2005: $10,000
•	Year 5: Due June 2006: $10,000

Payments for years 2002 through 2006 have been recorded as lease expense. When commercial production is attained, these lease payments can be deducted from future production royalties. For later years, during commercial production, there is a minimum annual production royalty of $18,000. If the initial commercial production from the well is delayed past the primary lease term, we will seek an amendment to extend the primary term to the initial commercial plant production date. The minimum amount that will be payable over the course of the leases is $45,000. Maximum amounts payable will depend on production from the property.

The Newbold Lease. The company leases this property pursuant to a lease agreement with Jay Newbold dated March 1, 2004. The Newbold lease has a primary term of 10 years (through February 28, 2014) and is extended indefinitely so long as production from the geothermal field is maintained. Minimum lease payments are as follows:

•	Years 1-5: $10.00 per acre or $200 per year
•	Years 6-10: $15.00 per acre or $300 per year

The minimum amount that will be payable over the course of the lease is $2,500. Maximum amounts payable will depend on royalties on production from the property.

The Jensen Investments Leases. The first Jensen Investments lease was originally with Sergene Jensen, as lessor, is dated July 11, 2002, and has a primary term of 10 years. In September 2005, the property subject to the lease was conveyed and the lease was assumed by Jensen Investments, Inc. Minimum lease payments (on a July to July basis) are as follows:

•	Years 1-5: $2.50 per acre or $7,386.88 per year
•	Years 6-10: $3.00 per acre or $8,864.25 per year

The minimum amount that will be payable over the course of the lease is $81,256. Maximum amounts payable will depend on production from the property. The second Jensen Investments lease, with Jensen Investments, Inc., is dated July 12, 2002, and has a primary term of 10 years. Minimum lease payments (on a July to July basis) are as follows:

•	Years 1-5: $2.50 per acre or $111.25 per year
•	Years 6-10: $3.00 per acre or $133.50 per year

The minimum amount that will be payable over the course of the lease is $1,224. Maximum amounts payable will depend on royalties on production from the property.

The Stewart Lease. The Stewart lease, with Reid and Ruth Stewart, is dated December 1, 2004, and has a primary term of 30 years. Minimum lease payments are as follows:

•	Year 1: $8,000
•	Year 2: $5,000.
•	Year 3-30: $5,000 plus an annual increase of 5% per year.

The minimum amount that will be payable over the course of the lease is $319,614. Maximum amounts payable will depend upon royalties on production from the property.

The Bighorn Mortgage Lease. The Bighorn Mortgage lease, with Bighorn Mortgage Corporation, is dated July 5, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

•	Year 1-5: $1,400.
•	Year 6-10: $2,100.

The minimum amount that will be payable over the course of the lease is $17,500. Maximum amounts payable will depend upon royalties on production from the property.

The Doman Lease. The Doman lease, with Dale and Ronda Doman, is dated June 23, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

•	Year 1-5: $1,600.
•	Year 6-10: $3,200.

The minimum amount that will be payable over the course of the lease is $24,000. Maximum amounts payable will depend upon royalties on production from the property.

The Griffin Lease. The Griffin lease, with Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, is dated June 23, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

•	Year 1: $1,600.
•	Year 2-5: $800.
•	Year 6-10: $1,200.

The minimum amount that will be payable over the course of the lease is $10,800. Maximum amounts payable will depend upon royalties on production from the property.

The Glover Lease. The Glover lease, with Philip Glover, is dated January 25, 2006, and has a primary term of 10 years. Minimum lease payments are as follows:

•	Year 1: $2,100.
•	Year 2-5: $1,600.
•	Year 6-10: $2,400.

The minimum amount that will be payable over the course of the lease is $20,500. Maximum amounts payable will depend upon royalties on production from the property.

The total minimum amount payable under all of the leases during their primary terms is $522,393. The above listed lease payments are payable annually in advance, and are current through lease years beginning in 2005. The leases can be renewed for extended periods as long as the power plant continues to produce power.

We lease general office space for our executive office in Boise at an annual cost of $31,051. The underlying lease is a year-to-year lease that expires on January 31, 2008.

With the construction of the power plant included in phase one of the Raft River project, management has increased the general liability and umbrella liability insurance coverage, as deemed necessary. Additional builders risk insurance will be obtained prior to construction of the power plant.

Neal Hot Springs – (Oregon)

Announced on September 5, 2006, property for a second geothermal project at Neal Hot Springs in eastern Oregon near the Idaho Border was acquired by the Company. The new property consists of 8.5 square miles of geothermal energy and surface rights and was leased from a private, third party. The property has an identified geothermal resource and was recently made part of U.S. Geothermal’s submittal to Idaho Power Company’s Request for Proposals for electricity produced from geothermal sources.

On February 6, 2007, a lease was entered into with Cyprus Gold Exploration Corporation (“Cyprus”), a subsidiary of Phelps Dodge Corporation (NYSE: PD), for and undivided interest in geothermal rights associated with 4,760 acres (7.4 square miles) at Neal Hot Springs. This lease adds 758 acres (1.2 square miles) of new area to the lease announced on September 5, 2006, and overlaps both surface and undivided geothermal rights that were previously acquired at the site.

With the Cyprus lease, U.S. Geothermal has increased its total Neal Hot Springs project holdings to 6,167 acres (9.6 square miles) and increased ownership of the overlapping area to a majority of the geothermal rights in that area. The Cyprus lease has a primary term of 10 years that extends thereafter for as long as commercial production is maintained and includes annual rental and production royalty payment provisions. U.S. Geothermal has ongoing negotiations with additional geothermal rights holders in the area.

LEGAL PROCEEDINGS

Neither we nor any of our property are currently subject to any material legal proceedings or other regulatory proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors and Uncertainties” and elsewhere in this prospectus.

This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and related notes. The discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an ongoing basis the company reviews its estimates and assumptions. The estimates were based on historical experience and other assumptions that the company believes to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but the company does not believe such differences will materially affect our financial position or results of operations. Critical accounting policies, the policies the company believes are most important to the presentation of its financial statements and require the most difficult, subjective and complex judgments, are outlined below in “Critical Accounting Policies,” and have not changed significantly.

Overview

U.S. Geothermal Inc. is a Delaware corporation. The Company’s shares of common stock trade on the TSX Venture Exchange under the symbol “GTH” and on the Bulletin Board under the symbol “UGTH”. On December 19, 2003, the Company acquired all of the outstanding securities of U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho”) incorporated in February 2002, through a transaction merging Geo-Idaho into Evergreen Power Inc., a wholly-owned Idaho subsidiary formed for purposes of the merger transaction. Following the merger, the Company changed its name from U.S. Cobalt Inc. to U.S. Geothermal Inc. Pursuant to the merger, Geo-Idaho became the surviving subsidiary of the Company, and Evergreen Power, Inc. ceased to exist. GTH is still a development stage company and has produced no revenues to date.

During the three months ended March 31, 2007, GTH was focused on (1) supporting construction of Phase I of the Raft River, Idaho geothermal project (“Raft River”), (2) the completion of drilling of production and injection wells for Phase I, and (3) the evaluation of potential new geothermal project acquisitions.

The plant’s construction is under the direction of Ormat Nevada Inc., a subsidiary of Ormat Technologies Inc. Plant construction is proceeding on schedule and budget, and the following status is reported:

•	Industrial Builders of Ontario, Oregon was awarded the mechanical construction contract by Ormat, began fabrication work in February and is assembling the plant components,

•	The electrical construction contract was awarded to Merit Electric Incorporated in May,

•	All major equipment has been delivered to the site and has been set on it’s foundations,

•	Piping and electrical connections are underway,

•	The control room and motor control center building has been erected, and

•	The cooling tower is approximately 95% complete.

In addition, Raft River Rural Electric Cooperative has finished construction of the 3.2 -mile power transmission line that connects the power plant to the Bonneville Power Administration substation at Bridge, Idaho. Equipment upgrades to the substation including a breaker, relays, and communications systems are underway.

On April 26, 2006, GTH issued a Notice to Proceed to Ormat under the Ormat EPC agreement as amended April 25, 2006. An initial payment of $2,020,000 allows Ormat to proceed with ordering of equipment with significant manufacturing lead times. Under the amendment, Ormat commits to a guaranteed final completion date of November 25, 2007 on the Phase I facility.

On May 8, 2006, Idaho Power confirmed that GTH would be allowed to bid the Raft River Unit 1 project into the recently issued Idaho Power geothermal “Request for Proposal for Geothermal Power”. If Idaho Power selects GTH as a successful bidder, the Company expects that under a new PPA with Idaho Power which could replace the current PPA, the Unit 1 power plant will be allowed to sell its full output capacity of up to 13 megawatt annual average, instead of being capped at 10 average megawatt per month as mandated under the current PPA. This 30% increase in plant output would be achieved with no additional capital investment and is expected to decrease the operating cost per kilowatt-hour.

With carbon regulation widely anticipated to increase the cost of power sourced from coal, and limited opportunities to purchase baseload geothermal power, the company has found that utilities across the Western United States have been eager to discuss power purchases from the Raft River geothermal resource. As a result of the increased interest, U.S. Geothermal elected to withdraw its Unit 2 and Unit 3 Idaho Power PPAs without submitting them to the IPUC for approval in order to pursue larger capacity PPAs with other utilities. With the concurrence of Idaho Power, the Unit 2 and Unit 3 10 megawatt contracts have been voided without further obligation on either party.

Eugene Water and Electric Board (“EWEB”), from Eugene, Oregon and U.S. Geothermal have signed a letter of intent for EWEB to purchase the full 13 megawatt electrical output of Unit 2. The parties have exchanged a draft PPA and intend to complete it by October 2007. Upon execution of the EWEB PPA, and if Unit 1 is successful in the Idaho Power Request for Proposal, then the total output from the Unit 1 and Unit 2 Raft River power plants will be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economy of scale.

In addition, the strong regional interest in geothermal power has resulted in several utilities from California to Washington entering into discussions with U.S. Geothermal to purchase the electrical power output of Unit 3. Subject to drilling confirmation of sufficient geothermal resource, the power plant output from three units at Raft River would be 39 megawatts, instead of the maximum 30 megawatts under the previous Idaho Power PPA provisions.

On May 16, 2006, a $225,000 contract was signed with Raft River Rural Electrical Co-op to build the production well power distribution lines for delivery of electricity from the power plant to the well heads. At fiscal year end, the distribution lines were approximately 90% complete.

On May 22, 2006, a $2.6 million contract was signed with Industrial Builders of Ontario, Oregon to construct the geothermal pipeline gathering and distribution system which will connect the production and injection wells with the power plant. At fiscal year end, this component was approximately 90% complete.

On May 24, 2006, GTH signed a geothermal lease agreement with JR Land and Livestock Inc. for the lease of approximately 5,409 acres of surface, mineral and geothermal rights in Malheur County, Oregon. The lease term is for ten years with lease payments of $15,000 at signing, $20,000 in first year, $25,000 in second year, and $30,000 for each subsequent year. A geothermal program was completed in early 2007, and plans are in progress for a drilling program.

On August 3, 2006, the Company announced the signing of $4.6 million renewable energy credit (REC) purchase and sale agreement encompassing the first 10 years of Phase I of the Raft River project with Holy Cross Energy.

As of July 2006, the Company completed the acquisitions of two new properties with ground water rights that will provide cooling water to the Phase One and Phase Two power plants and surface access for pipelines and project facilities. The two land parcels total 1,083 acres and have irrigation water rights for 1,904 acre-feet of water. A third purchase of water rights only was also completed for an additional 544 acre-feet of ground water.

On August 10, 2006, the $34 million project finance was announced for Phase I of the Raft River development. The project finance structure is channeled through a qualified special purpose entity, Raft River Energy I, LLC (RREI). Raft River Holdings is an affiliate of The Goldman Sachs Group, and is the Company’s investment partner in RREI. The Company has made a $5 million dollar cash contribution and is transferring to RREI the existing seven production and injection wells, and certain geothermal rights and leases covering the 1,800 acres from the 5,238 total acres of geothermal rights currently held. Raft River Holdings will make capital contributions totaling $34 million in accordance with the construction payments schedule. The partnership does not restrict further development of the Company’s geothermal rights and allows for the development of the planned Phase Two power plants.

Announced on September 5, 2006, property for a second geothermal project at Neal Hot Springs in eastern Oregon near the Idaho Border was acquired by the Company. The new property consists of 8.5 square miles of geothermal energy and surface rights and was leased from a private, third party. The property has an identified geothermal resource and was recently made part of U.S. Geothermal’s submittal to Idaho Power Company’s Request For Proposals for electricity produced from geothermal sources.

On February 6, 2007, a lease was entered into with Cyprus Gold Exploration Corporation (“Cyprus”), a subsidiary of Phelps Dodge Corporation (NYSE: PD), for and undivided interest in geothermal rights associated with 4,760 acres (7.4 square miles) at Neal Hot Springs. This lease adds 758 acres (1.2 square miles) of new area to the lease announced on September 5, 2006, and overlaps both surface and undivided geothermal rights that were previously acquired at the site.

With the Cyprus lease, U.S. Geothermal has increased its total Neal Hot Springs project holdings to 6,167 acres (9.6 square miles) and increased ownership of the overlapping area to a majority of the geothermal rights in that area. The Cyprus lease has a primary term of 10 years that extends thereafter for as long as commercial production is maintained and includes annual rental and production royalty payment provisions. U.S. Geothermal has ongoing negotiations with additional geothermal rights holders in the area.

U.S. Geothermal has awarded a $1.3 million dollar contract to ITT Industries/Goulds Pumps to provide line-shaft geothermal production pumps for the project. The first two production pumps have been delivered and one is installed.

The well improvement drill program, which began in August 2006, has been completed. Four existing wells were enhanced either by deepening or adding directional legs to improve their production or injection characteristics. Two new wells were drilled to expand the geothermal resource for the planned second 13 megawatt net output power plant at Raft River. Resource utilization studies have determined that production well RRG-3 will be converted to an injection well and that injection well RRG-7 will be converted to a production well.

On December 28, 2006, the Company entered into an agreement with Disco Associates, Inc. for well-head construction for the initial base amount of $478,475. At fiscal year end, this project was approximately 13% complete.

On March 21, 2007, the Company was named successful bidder in Idaho Power Company’s request for geothermal electricity. Negotiations began on the terms of a purchase power agreement for an annual average of 45.5 megawatts from the Raft River and Neal Hot Springs projects.

The Company entered into an agreement with a syndicate of Canadian investment dealers to underwrite a private placement of 6,818,182 shares of common shares at a cost of $2.20 Cdn per share to raise gross proceeds of approximately $15 million in Canadian dollars ($13.5 million US Dollars). The Underwriters had the option to purchase up to an additional 2,272,727 common shares at the issue price under the offering that could gross up to approximately $20 million in Canadian dollars ($18.0 million US Dollars). The proceeds will be used to fund current and future plant development. The offering closed June 5, 2007 and is subject to certain conditions.

Liquidity and Capital Resources

We believe our cash and liquid investments at March 31, 2007, added to our recent private placement completed June 5, 2007, is adequate to fund our general operating and development activities through March 31, 2009. The Company obtained project capital to construct Raft River power plant through a partnership arrangement. Through the arrangement, equity funds of approximately $34 million were made available for the construction of the project. Total capital expenditures for the phase one project are currently estimated to be between $39 and $41 million. The majority of the funds needed for the project will be provided by existing funds and through the partnership arrangement. If additional funds are needed, we anticipate that the equity may be raised through the issuance of shares, exercise of existing outstanding warrants, and/or through the sale of ownership interest in tax credits and benefits

Potential Acquisitions

The Company intends to continue its growth through the acquisition of ownership or leasehold interests in properties and/or property rights that it believes will add to the value of the Company’s geothermal resources, and through possible mergers with or acquisitions of operating power plants and geothermal or other renewable energy properties.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been made. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for the financial statements.

Cash and Cash Equivalents

The Company considers cash deposits and highly liquid investments to be cash and cash equivalents for financial reporting presentation on the consolidated balance sheet and statement of cash flows. The Company subscribes to the accounting standards that define cash equivalents as highly liquid, short-term instruments that are readily convertible to known amounts of cash, which are generally defined investments that have original maturity dates of less than three months. With the large value of funds invested in short term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC.

The Company does not consider such items to be cash equivalents if there is a significant restriction placed upon the use of those assets. At fiscal year end, the Company held deposits that were restricted according to a contractual arrangement with a major vendor. Accordingly, these deposits were classified as restricted cash, rather than cash equivalents.

Going Concern

Based on our projected spending over the next 12 months, our current operating funds and approximately $18 million that was raised from the private placement completed June 5, 2007, our auditors have determined that the going concern qualification from our financial statements is not needed. Management believes that sufficient funding will be available to meet our business objectives, including anticipated cash needs for working capital, and financing for construction of the Phase 1 power plant. As shown in the accompanying consolidated financial statements, we have incurred an accumulated deficit of $7,025,115 for the period from February 26, 2002 (inception) to March 31, 2007, and have no revenue from operations. In the ordinary course of constructing a power plant facility of this size and complexity, cost overruns and contract delays can significantly affect the economics of the project. Failure to achieve commercial operations of the power plant prior to December 31, 2007 would jeopardize the production tax credit, and could materially affect the ability of U.S. Geothermal to operate as a going concern.

Property, Plant and Equipment

During the development stage of operations, the Company has purchased and otherwise acquired geothermal properties for the production of power. The geothermal properties include: drilled wells, power plant components, power plant support components, land, land rights, surface water rights, and mineral rights. Since the costs of land and the rights surrounding the access geothermal and surface water reservoirs are relatively small, these items have been included, but have not been reported separately in our financial statements. The Company’s first power plant is scheduled to be operational in October 2007; however, it was still under construction at fiscal year end. The costs of this power plant are being accumulated in construction in process accounts until the plant becomes operational. Once the plant is operational, these costs will be charged to operations in a systematic manner based upon the total estimated gallons of water the plant is expected to produce over its useful life. The factors and assumptions that comprise this allocation process will be based upon the best information available to us, and will be evaluated, at least, annually for viability. If it is determined that our cost allocations have produced results that vary significantly from the conditions surrounding the value of the Company’s geothermal properties, a gain or loss adjustment will be made in the period in which this determination is made. The cost allocation or amortization process is not intended to present the fair market value of our geothermal properties; rather to allocate the actual historical costs of those properties over their service lives.

The costs of machinery, vehicles and other equipment, currently in operation, are being depreciated in a systematic manner. For these assets, depreciation is calculated based upon the straight-line method at a rate of 30%, which allocates the costs evenly over the asset’s estimated service life. Depreciation costs calculated for assets that are not directly involved in the production of geothermal properties are charged to operations.

Income Taxes

According to generally accepted accounting practices, entities must recognize assets and/or liabilities that originate with the differences in revenues and expenses presented for financial reporting purposes and those revenues and expenses that are utilized to comply with federal and state income tax law. Often deductions can be accelerated for income tax purposes, thus creating temporary or timing differences. Other items (generally non-allowable expenses) do not reverse over time, and are considered to be permanent differences. These types of costs are, typically, not factored into the deferred income tax asset or liability calculation. The Company’s primary element that impacts the liability or asset calculation relates to the operating losses generated in its early stages of operation that will be allowed to offset future earnings. Stock-based compensation is another significant area that impacts that recognition of deferred income taxes. Compensation that has been provided to employees and contractors based upon the value of the issuance of stock options is reported as an operating cost. However, this compensation is not an allowable deduction for income tax purposes. At the end of the fiscal year, the Company’s significant tax differences would ultimately result in the recognition of an asset; however, due to the uncertainly surrounding future earnings, an allowance has been calculated that effectively removes the asset. The Company continues to track the financial elements that comprise the deferred income tax calculation and will remove or reduce the asset allowance if the Company is determined to be in position where it is likely to produce earnings.

Stock-Based Compensation

At the beginning of the fiscal year, the Company adopted a standard that states that if certain conditions are present surrounding the issuance of equity instruments as employee compensation, then circumstances may warrant the recognition of a liability for financial reporting purposes. One such condition was present when the Company originally issued stock options in a foreign currency (Canadian dollars) to employees both before and after the beginning of the fiscal year. Authors of the standard have reasoned that when a condition is present that creates a financial risk to the recipient in addition to normal market risks (i.e., foreign currency translation risk), then the instrument takes on the characteristics of a liability, rather than an equity item. As the underlying stock options are exercised or are forfeited, then the stock based compensation liability will be reduced. The Company’s financial statements reflect these changes in the consolidated balance sheet. As the value of the options change over the vesting periods, these changes will ultimately be reflected in the amount of expense charged to operations.

The Company awards stock options for compensation to non-employees for services performed and/or services performed above and beyond expectations. After the services have been completed, the awards are made at the discretion of the Board of Directors. The fair value of the options are determined on the date the options are awarded according to several factors that include the exercise price of the option, the current price of the underlying share, the expected life of the options and the expected volatility of the stock. Generally speaking, a longer life and higher expected volatility yields a higher value of the option. In accordance with appropriate accounting guidance, the Company records the value of these options as operating expense during the period in which they are awarded. Stock options awarded to Company employees are also valued on the date they are awarded. However, the value of these options are expensed or capitalized over the vesting period. The current vesting period for all options is eighteen months. The nature of the services provided determines whether the value will be expensed or added to the value of a Company asset. To date, no services have been provided directly related to the construction of property and equipment, thus, all services have been charged to operations.

Operating Results

March 31, 2007 compared to March 31, 2006
For the year ended March 31, 2007, we incurred a loss of $1,793,000 or $0.04 per share. The compares to a loss for the year ended March 31, 2006 of $1,491,000 or $0.09 per share. The main reason for this increased loss is that non-cash stock-based compensation granted to directors, officers and employees increased by $798,000 in a year to year comparison. Stock options granted during the year were 2,168,000 options in 2007 as compared to 50,000 options in 2006.

In addition, professional fees totaled $663,000 in 2007 as compared to $386,000 in 2006. Legal and accounting fees increased $277,000 in 2007 due to legal fees associated with an SB-2 registration statement and the negotiation of the Raft River Energy operating agreement, and an increase in accounting fees associated with amendments to prior year federal tax returns. Losses incurred at Raft River Energy of $102,000 were recorded in 2007.

Increases in interest income of $670,000 and foreign currency gain of $262,000 helped to offset partially the increased costs. The foreign currency resulted from timing on transferring funds from the April 2006 private placement from our Canadian accounts into the U.S. The interest income resulted from money market fund interest on the balance of the Company’s cash balances.

March 31, 2006 compared to March 31, 2005
For the year ended March 31, 2006, we incurred a loss of $1,491,000 or $0.09 per share. The compares to a loss for the year ended March 31, 2005 of $1,830,000 or $0.12 per share. The main reason for this decreased loss is that exploration expenditures decreased by $439,000 in a year to year comparison. U.S. Geothermal development costs were capitalized in 2006 as a geothermal reservoir had been identified, and determined to be economic.

In addition, consulting fees decreased by $461,000 in 2006, which was offset partially by an increase in salaries and wages of $355,000. Individuals previously paid as consultants were hired as employees effective April 1, 2006.

Travel and promotion expenses increased $ 271,000 as the Company increased marketing and promotional efforts to attract and retain investors. Foreign currency gain increased by $245,000 as funds were transferred from our Canadian accounts into the U.S.

Contractual Obligations

The following table denotes contractual obligation by payments due for each period.

	Total	< 1 year	1-3 years	3-5 years	> 5 years
Capital Leases	$ 665,550	$ 40,100	$ 96,200	$ 103,900	$ 425,350

Raft River Energy I LLC is the joint venture partnership constructing the power plant at Raft River, Idaho. This subsidiary is not consolidated into the financial statements. As such, the obligations of Raft River Energy are not reflected in this table.

Off Balance Sheet Arrangements

As of March 31, 2007, the Company does not have any off balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Risk on Investments

At March 31, 2007, the Company held investments of $12,081,369 in money market accounts. These are highly liquid investments that are subject to risks associated with changes in interest rates. The money market funds are invested in governmental obligations with minimal fluctuations in interest rates and fixed term.

Foreign Currency Risk

The Company is subject to limited amount of foreign currency risks associated with cash deposits maintained in Canadian currency. The Company has utilized and it is continuing to utilize the Canadian markets for raising capital. By proper timing of the transactions and then maintenance of adequate operating funds in other financial resources, the Company has been able to mitigate some of the risks surrounding foreign currency exchanges. At fiscal year end, the company held deposits that amounted to less than $30,000 in U.S. dollar equivalents. Also, the Canadian currency exchange rate has been reasonably consistent over the past fiscal year. As a matter of standard operating practice, the Company does not maintain large balances of Canadian currency; and, substantially, all operating transactions are conducted in U.S. dollars.

The strike price for the Company’s stock option plan has been stated in Canadian dollars as the plan has been administered through our Vancouver office and Pacific Corporate Trust Company. This subjects the Company to foreign currency risk in addition to the normal market risks associated with the stock price fluctuations. A long-term liability has been established to reflect the fair value of the stock options payable. The strike price on future option grants will be stated in US dollars.

Commodity Price Risk

The Company is exposed to risks surrounding the volatility of energy prices. These risks are impacted by various circumstances surrounding the energy production from natural gas, nuclear, hydro, solar, coal and oil. The Company has been able to mitigate, to a certain extent, this risk by signing a power purchase contract for a 20 year period for the first power plant scheduled to go into production. This type of arrangement will be the model for power purchase contracts planned for future power plants.

MANAGEMENT

Identification of Directors, Executive Officers and Significant Employees

The following sets forth certain information concerning the current directors, executive officers and significant employees of our company. Each director has been elected to serve until our next annual meeting of stockholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of the board of directors of our company.

NAME	AGE	POSITION
Daniel J. Kunz	55	Chief Executive Officer, President and Director
Douglas J. Glaspey (1)	55	Chief Operating Officer and Director
John H. Walker (1) (3)	58	Chairman of the Board and Director
Paul A. Larkin (1) (2) (3)	57	Director
Leland R. Mink(3)	67	Director
Kerry D. Hawkley	53	Chief Financial Officer and Corporate Secretary
Kevin Kitz	46	Vice President, Development, Geo-Idaho
Robert Cline	50	Vice President, Engineering, Geo-Idaho
Christopher S. Harriman	49	President, U.S. Geothermal Services LLC

(1)	Member of the Audit Committee.
(2)	Audit Committee Financial Expert.
(3)	Independent Director.

Background and Business Experience

Daniel J. Kunz is the President and Chief Executive Officer and a director of GTH and the President of Geo-Idaho. He has served as a director of the company since March 2000, and was Chairman of the Board of Directors from March 2000 until December 2003. Prior to the acquisition of Geo-Idaho, he served as a director and the President for that company from February 2002 until the acquisition. Mr. Kunz was an executive of Ivanhoe Mines Ltd. from 1997, and served as its President, Chief Executive Officer and Director from November 1, 2000 until March 1, 2003. From March 2, 2003 until March 8, 2004, Mr. Kunz served as Interim President of Jinshan Gold Mines Inc. Mr. Kunz has more than 30 years of experience in international mining, engineering and construction, including, marketing, business development, management, accounting, finance and operations, having held key positions in MK Gold Company (President & CEO) and Morrison Knudsen Corporation (Vice President & Controller, and as CFO to the Mining Group). Mr. Kunz holds a Masters of Business Administration and a Bachelor of Science in Engineering Science. He is currently a director of several companies publicly traded on the Toronto Stock Exchange and the TSX Venture Exchange, including Jinshan Gold Mines Inc., Kenai Resources Ltd., and Chesapeake Gold Corp.

Douglas J. Glaspey is the Chief Operating Officer and a director of GTH. He has served as a director of the company since March 2000, and served as its President from March 2000 until the acquisition of Geo-Idaho. He also served as a director and the Chief Executive Officer of Geo-Idaho from February 2002 until the acquisition, and continues to serve as President. From December 1986 to the present, Mr. Glaspey has been a Metallurgical Engineer and Project Manager with Twin Gold Corporation. Mr. Glaspey has 29 years of operating and management experience. He holds a Bachelor of Science in Mineral Processing Engineering and an Associate of Science in Engineering Science. His experience includes production management, planning and directing resource exploration programs, preparing feasibility studies and environmental permitting. He has formed and served as an executive officer of several private resource development companies in the United States, including Drumlummon Gold Mines Corporation and Black Diamond Corporation.

John H. Walker is a director and the Chairman of the Board of directors of GTH. He has held that position since December 2003. He has served (and continues to serve) as Chief Executive Officer of Mihaly International Canada Limited since 1987. Prior to that Mr. Walker was a Senior Advisor to Falconbridge Limited from September 2000 to April 2002; and Managing Director of Loewen, Ondaatje, McCutcheon, from November 1996 to August 2000. Mr. Walker holds a Master of Environmental Studies degree from York University in Toronto. For many years he was an executive with Ontario Hydro where he directed programs in renewable energy and international business development, specifically in respect of thermal power generation. Currently as CEO of Mihaly International Canada Limited, based in Oakville, Ontario, he provides services to development and mining companies, corporations, banks, and insurance companies on a range of issues related to project management, construction, fuel supply, build own operate and transfer, project finance and risk management.

Paul Larkin serves as a director of GTH, a position he has held since March 2000. He served as Secretary of GTH until December, 2003, and served as a director and the Secretary-Treasurer of Geo-Idaho from February 2002 until the acquisition. Since 1983, Mr. Larkin has also been the President of the New Dawn Group, an investment and financial consulting firm located in Vancouver, British Columbia, and the President of Tyner Resources Ltd., a TSX Venture Exchange listed company. New Dawn is primarily involved in corporate finance, merchant banking and administrative management of public companies. Mr. Larkin held various accounting and banking positions for over a decade before founding New Dawn in 1983, and currently serves on the boards of the following companies which are listed on the TSX Venture Exchange: Eventure Capital Corp., and Tyner Resources Ltd.

Dr. Leland “Roy” Mink is the former Program Director for the Geothermal Technologies Program, U.S. Department of Energy (“DOE”). Prior to working for the DOE Dr. Mink was the Vice President of Exploration for U.S. Geothermal Inc. He has also worked for Morrison-Kundson, Idaho Bureau of Mines and Geology and Idaho Water Resources Research Institute.

Kerry D. Hawkley serves as the company’s Chief Financial Officer and Corporate Secretary. He has served as the company’s controller since July 2003, and became CFO as of January 1, 2005. Since July 2003, he has also provided, and continues to provide, consulting services to Triumph Gold Corp. From 1998 to June 2003, Mr. Hawkley served as controller, director and treasurer of LB Industries. Mr. Hawkley has over 30 years experience in all areas of accounting, finance and administration. He holds Bachelor of Business Administration degrees in Accounting and Finance. He started his career as an internal auditor with Union Pacific Corporation and has held various accounting management positions in the oil and gas, truck leasing, mining and energy industries.

Kevin Kitz is the Vice President-Development of Geo-Idaho. He joined the company in April 2003. He is a mechanical engineer with 19 years of geothermal power plant design, construction and operating experience with UNOCAL, with whom he worked until November 2002. He holds a Bachelor of Science in Mechanical Engineering and Material Science, and is a Professional Engineer in California. During his career with Unocal, he was a Production and Operations Engineer at the 75 megawatt Salton Sea geothermal power plant in southern California, a Senior Production Engineer at the Geysers geothermal field in northern California, and a Power Plant Engineering Advisor in the Philippines for geothermal power plants ranging from 12 to 55 megawatts.

Robert Cline is the Vice President-Engineering of Geo-Idaho. He joined the company in February 2005. He is a civil engineer with 24 years experience developing energy and water resources projects in the western U.S. He holds Bachelor of Science degrees in Civil Engineering and Physics, and is a Professional Engineer in Arizona and Oregon. Prior to joining US Geothermal, he was the Manager Engineering at Ida-West Energy Company, playing a key role in developing several hydroelectric and gas-fired generating facilities, and was instrumental in several highly successful hydroelectric acquisitions. Prior to 1991, he worked nine years for the US Bureau of Reclamation where he was involved in engineering, contracting and construction of various water resources related projects in Arizona.

Christopher S. Harriman is the President of US Geothermal Services LLC. He has over ten years of power management experience and has eighteen years of industry experience. He worked for Black Hills Generation as plant manager of two 10 megawatt cogeneration facilities in southern Idaho. He also spent eight years with Exxon Shipping, and served in the U.S. Coast Guard. He joined us in July 2006.

Family Relationships

There are no family relationships between directors and the executive officer or any persons nominated to be a director.

Code of Ethics

Management submitted a proposed “Code of Ethics” to the Board of Directors for review and comment. The Board approved the code of ethics at the board meeting held in conjunction with the annual general meeting in September 2005. The code of ethics applies to all directors, officers and employees of the company. The Code of Ethics is included in the Company’s web page at www.usgeothermal.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation and Benefits Committee is appointed annually by the Board of Directors to discharge the Board’s responsibilities relating to compensation and benefits of the executive officers of the Company. The goals of the committee are to attract, retain and motivate our executive officers by providing appropriate levels of compensation and benefits while taking into consideration, among such other factors as it may deem relevant, the Company’s performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to the executive officers in past years. The main categories of compensation available to the committee are base salary, discretionary annual performance bonuses, stock option grants, stock awards, and insurance reimbursements.

We compete with a variety of companies for our executive-level employees. The Compensation and Benefits Committee uses base salary to compensate the executive officers for services rendered as well as for motivation and retention purposes. Base salaries are intended to be competitive for companies of similar size and purpose, also taking into consideration individual factors such as experience, tenure, institutional knowledge and qualifications. Base salaries are reviewed annually to determine whether they are consistent with our overall compensation objectives. In considering increases in base salary, the Compensation and Benefits Committee reviews individual and corporate performance, market and industry conditions, and our overall financial health.

The Compensation and Benefits Committee may grant annual performance bonuses as a reward for achievement of individual and corporate short-term goals. Any grant of an annual performance bonus is discretionary and the amount is determined after recommendation from the chief executive officer. Bonus amounts should be dependent upon our financial and operational performance as well as the performance of the individual executive officer.

Generally, the Compensation and Benefits Committee grant stock options to all employees, including executive officers, annually after completion of our annual financial reports. Stock options are granted with an exercise price equal to the market value of our common stock on the date of the grant, and with a term of five years. The timing of the stock option grant is not coordinated with the release of material non-public information and is typically in the first or second fiscal quarter. The options vest 25% on date of grant, and another 25% each six months thereafter. In 2006, stock option grants to executive officers represented approximately 45% of the total stock option grants to all employees.

Our executive officers do not receive any material incremental benefits that are not otherwise available to all of our employees. Our health and dental insurance plans are the same for all employees.

Effective April 1, 2006, Daniel J. Kunz signed an employment agreement that increases the amount of time devoted to the business of the company to 140 hours per month at a compensation of $132,000 annually. Mr. Kunz is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The Company will also provide reasonable life insurance and accidental death coverage with the proceeds payable to Mr. Kunz’s estate or specified family member. The employment agreement may be terminated by the company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Kunz. Otherwise, the Company may terminate the agreement upon one month written notice. The agreement includes covenants by Mr. Kunz of confidentiality and non-competition, and provides for equitable relief in the event of breach. In the case of a change of control, Mr. Kunz can elect to receive compensation of $250,000 no later than five working days after the effective date of the change of control. A copy of the employment agreement is included as Exhibit 10.15 in Part IV of this report.

Douglas J. Glaspey, Chief Operating Officer, signed an employment agreement on April 1, 2006, that will remain in effect until December 31, 2008, which provides for an annual salary of $108,000. Mr. Glaspey is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner. In the event of early termination due to failure to comply with the agreement, the employee would be entitled to compensation earned through the date of termination. A copy of the employment agreement is included as Exhibit 10.17 in Part IV of this report.

Kerry D. Hawkley, Chief Financial Officer, signed an employment agreement on April 1, 2006, that will remain in effect until December 31, 2008, which provides for an annual salary of $96,000. Mr. Hawkley is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner. In the event of early termination due to failure comply with the agreement; the employee would be entitled to compensation earned through the date of termination. A copy of the employment agreement is included as Exhibit 10.16 in Part IV of this report.

Summary Compensation Table

The following table shows compensation paid by US Geothermal for services rendered during March 31, 2007 to each of our named executive officers.

Name and Principal position(s) (a)	Year Ended March 31, (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards ($) (f)	All Other Comp ($) (i)	Totals ($) (j)
Daniel J. Kunz, Chief Executive Officer and President	2007	132,000	30,000	532,257	37,960	732,217

Douglas J. Glaspey, Chief Operating Officer	2007	108,000	22,500	381,619	0	512,119

Kerry D. Hawkley, Chief Financial Officer	2007	96,000	25,000	135,575	0	256,575

(c) – Annual compensation that includes the dollar value of base salary (cash and non-cash).
(d) - Dollar value of bonuses (cash and non-cash) are eligible to all employees. Bonus plans are submitted and approved by the Board annually.
(f) – Stock options are valued at the grant date using the SFAS 123R value.
(i) – Other compensation consists of all other compensation not disclosed in another category.

The increases in officer salaries are primarily due to the change in employment status from part-time to full time. Daniel J. Kunz and Kerry D. Hawkley became full time employees of the Company after April 1, 2006, and their salaries were adjusted to reflect these changes. Douglas J. Glaspey has been a full time employee for the past three fiscal years. All employees of the Company are eligible to receive a performance bonus based upon goals submitted and approved annually by the Board of Directors. Performance goals were earned and paid for the fiscal year ended March 31, 2007.

Grants Of Plan-Based Awards

		Estimated Future Payouts Under			Estimated Future Payouts Under				All Other
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards				Option
								All Other	Awards:
								Stock	Number
								Awards:	of		Grant
								Number	Securities	Exercise or	Date Fair
								of Shares	Under-	Base Price	Value of
								of Stock	lying	of Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards[18]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Daniel J. Kunz, Chief Executive Officer	4/12/07	$	$	$					530,000	$Cdn1.00	$532,257
Douglas J Glaspey, Chief Operating Officer	4/12/07								380,000	Cdn1.00	381,619
Kerry D Hawkley, Chief Financial Officer	4/12/07								135,000	Cdn1.00	135,575

Outstanding Equity Awards at Fiscal Year End

Executive Name (a)	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexer- cisable (c)	Equity incentive plan awards; number of securities underlying unexcersised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares not vested (#) (g)	Market value of shares no vested (#) (h)	Equity incentive plan awards: number of unearned shares or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares or other rights that have not vested ($) (j)
Daniel J. Kunz	13,494			0.60	1/3/09	0	0
John H. Walker	40,000			0.60	1/3/09	0	0
Douglas J. Glaspey	22,134			0.60	1/3/09	0	0
Kerry D. Hawkley	40,000			0.60	1/3/09	0	0
Kerry D. Hawkley	60,000			0.85	11/10/09	0	0
Daniel J. Kunz	530,000			1.00	4/12/11	265,00	179,697
Douglas J. Glaspey	380,000			1.00	4/12/11	190,000	128,839
John H. Walker	115,000			1.00	4/12/11	57,500	37,300
Paul A. Larkin	180,000			1.00	4/12/11	90,000	58,383
Kerry D. Hawkley	135,000			1.00	4/12/11	67,500	45,772
Leland R. Mink	100,000			1.40	1/22/12	75,000	102,405

Option Exercises

Daniel J. Kunz (January 10, 2006) and Douglas J. Glaspey (December 29, 2005) exercised options granted in a previous year.

			Number of Shares
			Underlying	Value of in-the-
	Shares Acquired on	Cdn $Value	Unexercised	money Unexercised
Name	Exercise	Realized	Options	Stock Options
Daniel J. Kunz	100,000	$18,500	13,494/0	Cdn$ 6,949/$0
Douglas J. Glaspey	100,000	$25,000	22,134/0	Cdn$11,399/$0

U.S. Geothermal and their Board of Directors have previously provided additional incentive to our United States (“U.S.A.”) officers, directors, employees and consultants by offering stock options at a discount off market price as allowed by the TSX Venture exchange. The U.S.A. legislature and the Internal Revenue Service (“IRS”) have issued regulations to dissuade companies from granting these discounted stock options. Through the American Jobs Creation Act of 2004 and the Internal Revenue Code Section 409A, discounted stock options have now been classified as deferred compensation in which the “discount” is taxable at the date of vesting, instead of upon the date of exercise. They have also dictated that a 20% penalty on all discounts is to be paid at date of vesting. These new rules have been retroactively applied to all options vesting after January 1, 2005.

Since U.S. Geothermal stock options vest 25% on date of grant and 25% every six months thereafter, option holders would be subject to amending tax returns for prior years and paying tax and penalty on the value of the discount. These amendments and payments would be required whether or not the option holder exercises the options. The IRS is allowing option holders until December 31, 2007 to rectify the situation by allowing them to reprice the existing options to the market price on the date of option grant. As of March 31, 2007, the majority of our U.S.A. option holders have repriced their options to the market price on the date of grant. An adjustment to the fair market value of the repriced options was included in the stock compensation accrual for March 2007.

GTH did not award any shares, units or rights to any executive officer under a Long-Term Incentive Plan during the fiscal years ended March 31, 2005, 2006, and 2007.

Director Compensation

Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	Option awards ($) (d)	Non-equity incentive plan compens- ation ($) (e)	Change in pension value and nonqualified deferred compensa- tion earnings ($) (f)	All other compensa- tion ($) (g)	Totals ($) (h)
John H. Walker	16,250		74,602			0	90,852
Daniel J. Kunz	162,000		532,257			37,960	732,217
Paul A. Larkin	24,000		116,768			0	140,768
Douglas J. Glaspey	130,500		381,619			0	512,119
Jon Wellinghoff	5,750		0			0	5,750
Leland R. Mink	0		95,026			0	95,026

Directors who are not otherwise remunerated per an employment agreement are paid $3,750 per quarter and $500 per board meeting attended in person. Directors who are also officers do not receive any cash compensation for serving in that capacity. However, all directors are reimbursed for their out-of-pocket expenses in attending meetings.

Compensation Committee Interlocks and Insider Participation

During the year ended March 31, 2007:

•	Mr. Daniel J. Kunz, our Chief Executive Officer, was a member of the Compensation and Benefits Committee;

•	none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with us or any of our subsidiaries in which the amount involved exceeded $120,000 in which he had or will have a direct or indirect material interest, which were required to be reported under Item 13 of this report;

•	none of our executive officers was a director or Compensation Committee member of another entity an executive officer of which served on our Compensation Committee; and

•	none of our executive officers served on the Compensation Committee (or another board committee with similar functions) of another entity an executive officer of which served as a director on our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of common stock as of March 31, 2007, or as of such later date as is listed below, of each person known to be the holder of more than 5% of our issued and outstanding stock.

Significant Owners
Title of Class (1)	Name and Address of Beneficial Owner (2)	Amount and Nature of Beneficial Owner (3)	Percent of Class (4)
Common Stock	Goldman, Sachs & Co. 295 Chipeta Way Salt Lake City, UT 84108	4,200,000	9.60
Common Stock	SPCP Group LLC 2 Greenwhich Plaza Greenwhich, CT 06830	8,300,000	18.97
Common Stock	S.A.C. Capital Associates LLC PO Box 58 Victoria House The Valley, Anguilla	3,000,000	6.86
Common Stock	Winslow Green Growth Fund PO Box 7247- 7057 Philadelphia, PA 19170-7057	2,700,000	6.17
Common Stock	Wexford Capital Walker House, Mary Street, Georgetown, Cayman Islands	3,000,000	6.86
Common Stock	Daniel J. Kunz 1509 Tyrell Lane, Suite B Boise, Idaho	2,541,026	6.44

The following table sets forth certain information known to the Company regarding the beneficial ownership of the common stock as of March 31, 2007, or as of such later date as indicated below, by (i) each of our directors, (ii) each of our named executive officers, and (iii) all of our executive officers and directors, serving at the time of the filing of this Report, as a group.

Name (1)	Common Shares Beneficially Owned (2)	Shares Individuals have the right to acquire within 60 days (3)	Total Number of Shares Beneficially Owned (4)	Percent of Class (5)
Daniel J. Kunz	2,541,026	410,994	2,952,020	6.68
Douglas J. Glaspey	1,148,425	307,134	1,455,559	3.24
Kerry D. Hawkley	40,000	201,250	241,250	0.55
John H. Walker	67,334	126,250	193,584	0.44
Paul A. Larkin	687,638	135,000	822,638	1.84
Leland R. Mink	0	25,000	25,000	0.06

We have no knowledge of any other arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the transactions described below, none of our directors, named executive officers or more-than-five-percent shareholders, nor any associate or affiliate of the foregoing, have any interest, direct or indirect, in any transaction, from our inception (August 2002) to the date of this prospectus, or in any proposed transactions which has materially affected or will materially affect us.

Equity Transactions with Owners and Directors

In September, 2004, the company agreed to pay past due compensation for services rendered in calendar year 2004 to Messrs. Kunz, Glaspey, Bourgeois (who was then the Chief Financial Officer and Secretary of the company) and Larkin, which, on October 19, 2004, each used to exercise options as follows:

OPTIONEE	Amount exercised (USD)	Amount exercised (Cdn)	Exercise price (Cdn)	Number of common shares
Daniel Kunz	$ 40,550.00	$ 51,903.60	$ 0.60	86,506
Doug Glaspey	$ 36,500.00	$ 46,719.60	$ 0.60	77,866
Ron Bourgeois	$ 13,000.00	$ 16,639.80	$ 0.60	27,733
Paul Larkin	$ 40,607.42	$ 51,978.00	$ 0.60	86,630

Totals	$130,657.42			278,735

Transactions with Management and Others

No material business transactions exist between the Company and management, or family or affiliates of management as at March 31, 2007. The Board of Directors must be notified in advance, and authorize, any transaction with the Company that may involve a member of management, or family or affiliates of management.

Certain Business Relationships

No material business relationships exist between the Company and directors, or family or affiliates of directors as at March 31, 2007.

Indebtedness of Management

Throughout the fiscal year and at fiscal year end, management was not indebted to the Company or any of its subsidiaries.

DESCRIPTION OF SECURITIES

Capital Stock

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 100,000,000, consisting of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of June 30, 2007, there were 53,192,612 shares of our common stock issued and outstanding. Our common stock is traded on the TSX Venture Exchange under the symbol “GTH” and on the Over-The-Counter Bulletin Board under the symbol “UGTH”. The holders of common stock:

•	are entitled to one vote per share on each matter submitted to a vote of stockholders;

•	have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors;

•	have no preemptive or other rights to subscribe for shares; and

•	are entitled to such distributions as may be declared from time to time by the board of directors from funds legally available therefore, and upon liquidation are entitled to share ratably in the distribution of assets remaining after payment of liabilities.

Warrants

The shares of common stock registered for resale under this registration statement includes (i) 454,545 shares of common stock issuable upon exercise of warrants at the exercise price of $2.08 per share which expire December 5, 2008, and 1,522,500 shares of common stock acquirable upon exercise of warrants at the exercise price of Cdn$1.00 per share which expire April 3, 2008. The warrants were issued as compensation to the placement agents in private placements completed in April 2006 and June 2007.

Transfer Agent

The transfer agent and registrar for the our common stock is Pacific Corporate Trust Company.

THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Over-The-Counter Bulletin Board

Effective June 3, 2005, the common stock of U.S. Geothermal Inc. has been quoted on the Over-The-Counter Bulletin Board (the “Bulletin Board”) under the trading symbol “UGTH”. The first trades of our shares on the Bulletin Board started June 8, 2005, and trading has been limited since then; there can be no assurance that a viable and active trading market will develop. There can be no assurance that even if a market is developed for our shares, there will be a sufficient market so that holders of common shares will be able to sell their shares, or with respect to any price at which holders may be able to sell their shares. Future trading prices of our common shares will depend on many factors, including, among others, our operating results and the market for similar securities.

The following sets forth information relating to the trading of our common stock on the Over-The-Counter Bulletin Board, from the date our common stock began trading on the Over-The-Counter Bulletin Board on June 8, 2005. On July 20, 2007, the last price reported on the Over-The-Counter Bulletin Board was $2.41.

Bid Prices on the Over-The-Counter Bulletin

Fiscal Year Ended March 31, 2006	High	Low
First Quarter	0.65	0.50
Second Quarter	1.24	0.52
Third Quarter	0.85	0.55
Fourth Quarter	1.30	0.64

Fiscal Year Ended March 31, 2007
First Quarter	1.02	0.70
Second Quarter	1.49	0.70
Third Quarter	1.23	0.80
Fourth Quarter	1.65	1.10

TSX Venture Exchange

The TSX Venture Exchange is a segment of the Toronto Stock Exchange Group that provides the global financial community with access to Canada’s equity capital and energy markets. The TSX Venture Exchange provides access to capital for companies at the early stages of their growth while offering investors a well-regulated market for making venture investments. Our common shares are traded on the TSX Venture Exchange under the symbol “GTH”. The following sets forth information relating to the trading of GTH shares on the TSX Venture Exchange. On July 20, 2007, the last sale price reported on the TSX Venture Exchange was $2.50.

Sales Prices on the TSX Venture Exchange (Cdn$)

Fiscal Year Ended March 31, 2005	High	Low
First Quarter	$ 0.90	$ 0.54
Second Quarter	1.05	0.70
Third Quarter	1.10	0.76
Fourth Quarter	1.05	0.80

Fiscal Year Ended March 31, 2006
First Quarter	1.10	0.80
Second Quarter	0.90	0.61
Third Quarter	0.90	0.67
Fourth Quarter	0.86	0.66

Fiscal Year Ended March 31, 2007
First Quarter	1.45	0.75
Second Quarter	1.60	0.80
Third Quarter	1.33	0.95
Fourth Quarter	1.79	1.20

As of May 31, 2007, we had approximately 2,300 stockholders of record.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholders. Of the 11,977,035 shares of common stock subject to this registration statement, 1,977,045 shares of this amount are shares of common stock underlying warrants issued by the company to certain of the selling shareholders. Exercise of these warrants by the holders thereof will result in up to approximately $2.4 million in proceeds to the company, which will be used for general corporate purposes. Except as described in the preceding sentence, this prospectus is solely for the purpose of sales by the selling shareholders and we will not receive any proceeds from the sale of stock being offered.

EXPERTS

The financial statements as of March 31, 2006 and 2007, included in this prospectus have been so included in reliance on the report of Williams & Webster, P.S., independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of March 31, 2005, included in this prospectus have been so included in reliance on the report of Morgan and Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Much of the information with respect to the geothermal resource at the Raft River project included in this prospectus is derived from the reports of GeothermEx, Inc. and has been included in this prospectus upon the authority of that company as experts with respect to the matters covered by the reports.

LEGAL MATTERS

The law firm of Dorsey & Whitney LLP has acted as our counsel will be providing an opinion on the validity of the securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, accordingly, file current and periodic reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1 under the Securities Act, as amended, in connection with this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the shares of common stock offered hereby, reference is made to such registration statement, including the exhibits thereto, which may be read, without charge, and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains current and periodic reports, proxy statements and other information regarding registrants that filed electronically with the SEC. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement, each such statement being qualified in all respects by such reference.

INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED MARCH 31, 2007 AND 2006

Board of Directors
U.S. Geothermal Inc.
Boise, Idaho

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of U.S. Geothermal Inc. (a development stage company) as of March 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and for the period from February 26, 2002 (inception) through March 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Geothermal Inc. as of March 31, 2007 and 2006 and the results of its operations, stockholders’ equity, and cash flows for the year then ended and for the period from February 26, 2002 (inception) through March 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Williams & Webster, P.S.

Certified Public Accountants

Spokane, Washington
June 25, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
U.S. Geothermal Inc.
(A development stage company)

We have audited the accompanying consolidated statements of operations and comprehensive loss, cash flows, and stockholders’ equity of U.S. Geothermal Inc. (a development stage company) and its subsidiaries for the year then ended March 31, 2005 and for the cumulative period from February 26, 2002 (date of inception) to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of its operations and its cash flows for the periods indicated in conformity with accounting principles generally accepted in the United States.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectives of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its development activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“Morgan & Company”
June 16, 2005	Chartered Accountants

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	March 31,	March 31,
	2007	2006

ASSETS

Current
Cash and cash equivalents	$6,759,161	$196,499
Restricted cash	5,363,400	-
Private placement proceeds receivable	-	19,961,890
Accounts receivable from subsidiary	154,277	-
Other current assets	27,706	11,429
Total current assets	12,304,544	20,169,818

Investment in subsidiary (note 2)
	6,230,410	-

Property, plant and equipment
	4,138,386	1,726,115
Total assets	$22,673,340	$21,895,933

LIABILITIES

Current:
Accounts payable and accrued liabilities	$1,446,952	$270,831
Related party accounts payable	9,510	10,083
Total current liabilities	1,456,462	280,914
Long-term:
Stock compensation payable (note 2 and 6)	2,397,564	1,707,548
Total liabilities	3,854,026	1,988,462

STOCKHOLDERS’ EQUITY

Capital stock
Authorized:
100,000,000 common shares with a $0.001 par value
Issued and outstanding:
43,810,512 shares at March 31, 2007 and
18,263,844 shares at March 31, 2006	43,811	18,264
Capital stock issuable	-	20,134,260
Additional paid-in capital	25,767,826	4,954,690
Accumulated deficit before development stage	(1,004,630)	(1,004,630)
Accumulated deficit during development stage	(5,987,693)	(4,195,113)
Total stockholders’ equity	18,819,314	19,907,471

Total liabilities and stockholders’ equity	$22,673,340	$21,895,933

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Stated in U.S. Dollars)

					Cumulative Period
	Year Ended March 31,				From February 26,
					2002 (Inception) to
	2007		2006	2005	March 31, 2007

Revenue	$-	$		$-	$-

Operating Expenses
Loss from investment in subsidiary	102,336		-	-	102,336
Consulting fees	67,913		29,005	489,747	463,804
Corporate admin and development	215,914		185,186	118,098	549,481
Exploration expenditures	-		-	438,885	440,611
Professional fees	663,009		386,275	104,081	1,627,001
Management fees	45,515		36,415	86,463	326,748
Salaries and wages	506,354		484,656	129,219	1,094,223
Stock based compensation	978,772		180,779	295,540	1,751,163
Travel and promotion	408,056		360,753	89,497	882,574
Loss from Operations	(2,987,869)		(1,663,069)	(1,751,530)	(7,237,941)

Other Income
Foreign exchange gain	411,341		149,200	(95,885)	422,611
Other income	90,206		-	-	90,206
Interest income	693,738		23,276	16,994	737,431

Net Loss	$(1,792,584)		$(1,490,593)	$(1,830,421)	$(5,987,693)

Basic And Diluted Net Loss Per Share	$(0.04)		$(0.09)	$(0.12)

Weighted Average Number Of Shares
Outstanding for Basic and Diluted Calculations	43,640,303		17,797,637	15,209,468

Other Comprehensive Income (Loss)
Net loss for the period	$(1,792,584)		$(1,490,593)	$(1,830,421)	$(5,987,693)
Foreign currency translation
adjustment	-		(165,262)	165,262	-

Total Comprehensive Loss	$(1,792,584)		$(1,655,855)	$(1,665,159)	$(5,987,693)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

				From February
				26, 2002
	Year Ended March 31,			(Inception) to
	2007	2006	2005	March 31, 2007

Operating Activities:
Net loss	$(1,792,584)	$(1,490,593)	$(1,830,421)	$(5,987,693)
Add non-cash items:
Depreciation	16,511	1,350	1,399	19,836
Loss of operations of subsidiary	133,304	-	-	133,304
Shares issued for other than cash	65,384	84,000	-	198,984
Stock based compensation	978,772	180,779	295,540	1,751,162
Change in non-cash working capital items:
Accounts receivable, subsidiary	(154,277)	-		(154,277)
Accounts payable and accrued
liabilities	(160,166)	115,812	(20,363)	120,748
Prepaid expenses & other	(16,277)	(1,608)	(24,294)	(27,706)
Total cash used by operating activities	(929,333)	(1,110,260)	(1,578,139)	(3,945,642)

Investing Activities:
Purchases of property, plant and equipment	(1,093,068)	(1,131,764)	(41,331)	(2,822,508)
Cash acquired in business combination	-	-	-	5,798
Cash restricted under contract	(5,363,400)	-	-	(5,363,400)
Investment in subsidiary	(6,363,714)	-	-	(6,363,714)
Total cash used by investing activities	(12,820,182)	(1,131,764)	(41,331)	(14,543,824)

Financing Activities:
Issuance of share capital, net of share issue
cost	20,312,177	646,710	2,576,562	25,215,835
Total cash provided by financing
activities	20,312,177	646,710	2,576,562	25,215,835

Foreign Exchange Effect On Cash And
Cash Equivalents	-	(165,262)	129,470	-

Increase (Decrease) In Cash And Cash
Equivalents	6,562,662	(1,760,576)	1,086,562	6,759,161

Cash And Cash Equivalents, Beginning
Of Period	196,499	1,957,075	870,513	-

Cash And Cash Equivalents, End Of
Period	$6,759,161	$196,499	$1,957,075	$6,759,161

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Stated in U.S. Dollars)

	Year Ended				From February 26, 2002
		March 31,			(Inception) to
	2007	2006		2005	March 31, 2007

Supplemental Disclosure:
Non-cash investing and financing activities
Shares issued for settlement of debt			$		173,639
Shares issued with employment agreements	$65,384	$84,000			198,984
Shares issued for geothermal property				$60,350	77,350
Purchase of property and equipment on account	1,335,714				1,335,714
Warrants issued for share issue cost					158,778

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)
FROM INCEPTION, FEBRUARY 26, 2002 TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Shares issued for cash at $0.015 per share – February 26,
2002	2,600,000	$2,600	$37,400	$-	$-	$-	$-	$40,000
Shares and warrants issued for Geothermal property at
$0.009 – March 5, 2002	1,895,000	1,895	15,105					17,000

Balance, March 31, 2002 – U.S. Geothermal Inc. – Idaho	4,495,000	4,495	52,505	-	-	-	-	57,000

Shares issued for cash at $0.25 per share – May 28, 2002	395,000	395	98,355					98,750
Shares issued for services at $0.25 per share – May 28,
2002	5,000	5	1,245					1,250
Shares issued for cash at $0.30 per share – November 1,
2002	1,023,667	1,024	306,076					307,100
Shares issued for services at $0.30 per share – November
1, 2002	10,000	10	2,990					3,000
Shares issued for services at $0.30 per share – February
14, 2003	151,170	151	45,199					45,350

Net loss for the period							(164,909)	(164,909)

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)
FROM INCEPTION, FEBRUARY 26, 2002, TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

Consolidation adjustment to the number of shares issued
and outstanding as a result of the reverse take-over
transaction- U.S. Geothermal Inc.- Idaho; December
19, 2003	(6,079,837)	(6,080)	6,080					-
Legal parent company shares issued and outstanding at
time of reverse take-over- U.S. Cobalt Inc.; December
19, 2003	2,274,616	2,275	(2,275)					-
Shares issued for acquisition of U.S. Geothermal Inc.-
Idaho	6,939,992	6,940	(6,940)				(408,166)	(408,166)
Warrants issued for acquisition of U.S. Geothermal Inc.-
Idaho					629,256		(629,256)	-

Shares and warrants issued for cash at a price of $0.45 per
share in a private placement, net of share issue costs of
$75,122 paid in cash and $25,437 paid by issuance of
83,333 agent’s warrants- December 19, 2003	3,322,221	3,322	959,230		457,326			1,419,878
Shares and warrants issued for conversion of notes at
$0.45 per share – February 20, 2004	385,864	386	123,090		50,162			173,638
Stock options granted			296,081					296,081

Foreign currency translation gain						35,792		35,792

Net loss for the year							(676,398)	(676,398)

Balance, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)	$1,188,366

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)
FROM INCEPTION, FEBRUARY 26, 2002 TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)	$1,188,366

Shares and warrants issued for cash at a price of $0.66 in
a private placement, net of share issue costs of
$225,131 paid in cash and $133,341 paid by the
issuance of 280,000 agent’s warrants- September 17,
2004	4,000,001	4,000	1,103,082		1,324,038			2,431,120
Shares issued for property at a price of $0.60- February
22, 2005	100,000	100	60,251					60,351
Shares issued for stock options exercised	308,735	309	145,133					145,442
Stock options granted			295,540					295,540
Foreign currency translation gain						129,470		129,470
Net loss for the year							(1,830,421)	(1,830,421)
Balance, March 31, 2005	17,331,429	17,332	3,485,642	-	2,460,782	165,262	(3,709,150)	2,419,868
Stock options granted			180,780					180,780
Expiration of stock purchase warrants			1,061,145		(1,061,145)			-
Shares issued for stock options and warrants exercised	812,415	812	526,753		(75,599)			451,966
Stock issued as result of employment agreements	120,000	120	83,880					84,000
Foreign currency translation loss						(165,262)	32,792	(132,470)
Capital stock issuable as result of a private placement to
be closed April 3, 2006				20,134,260				20,134,260
Stock compensation liability			(383,510)		(1,324,038)			(1,707,548)

Net loss for the year							(1,523,385)	(1,523,385)

Balance, March 31, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$-	$(5,199,743)	$19,907,471

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)
FROM INCEPTION, FEBRUARY 26, 2002 TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance, March 31, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$-	$(5,199,743)	$19,907,471

Stock issued as result of employment agreements	49,168	49	65,331				4	65,384
Stock options granted			978,772					978,772
Shares issued for stock options and warrants
exercised	497,500	498	487,595		(137,806)			350,287
Capital stock issued as result of a private
placement closed April 3, 2006	25,000,000	25,000	20,109,260	(20,134,260)				-
Stock purchase warrants expired			1,186,232		(1,186,232)			-

Stock compensation liability			(2,014,054)		1,324,038			(690,016)

Net loss for the period							(1,792,584)	(1,792,584)

Balance, March 31, 2007	43,810,512	$43,811	$25,767,826	$-	$-	$-	$(6,992,323)	$18,819,314

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007
(Stated in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO – Idaho”) a company incorporated on February 26, 2002 in the State of Idaho, acquired control of GTH. In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the roll-back of common stock.

The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations. GEO - Idaho operates for the purpose of acquiring geothermal properties and entered into an agreement with Vulcan Power Company (“Vulcan”) of Bend, Oregon, U.S.A., pursuant to which it acquired a 100% interest in the Raft River Geothermal Property located in Cassia County, Idaho, U.S.A. (Note 3).

Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The Company consolidates more-than-50% owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The accounts of the following companies are consolidated in these financial statements:

•	U.S. Geothermal Inc. (incorporated in the State of Delaware);

•	U.S. Geothermal Inc. (incorporated in the State of Idaho);

•	U.S. Cobalt Inc. (incorporated in the State of Colorado);

•	U.S. Geothermal Services, LLC (incorporated in the State of Delaware).

All Company transactions are eliminated on consolidation.

Raft River Energy I LLC was consolidated through July 2006, after which the entity is recorded under the equity method. See Consolidation of Variable Interest Entity in Note 2 for further discussion.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are summarized accounting policies considered to be significant by the Company’s management:

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Development Stage Company

Pursuant to Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises” (SFAS 7), the Company is considered to be a development stage enterprise since its planned principal operations have not commenced. The various entities that comprised the Company prior to February 26, 2002 were not engaged in operations directly related to the development of geothermal power plants. After that time, the Company began its current and primary development activities, and accordingly, accounted for the accumulated deficit separately from the prior operations. The statements of operations, stockholders’ equity and cash flows present the accumulated activities from the inception of the current operating activities to present. This presentation will continue until the Company begins operations.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Cash and Cash Equivalents

The Company considers all unrestricted cash, short term deposits, and other investments with maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. Discussion regarding restricted cash is included in Notes 5 and 9. With the large value of funds invested in short term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC. All investments held by the Company are highly liquid, available on demand.

Concentration of Credit Risk

The Company’s cash and cash equivalents consisted of commercial bank deposits, a money market account, and petty cash. The money market funds totaled $12,081,369, and are not subject to deposit insurance. Cash deposits are held in a commercial bank in Boise, Idaho, and in a commercial bank in Vancouver, British Columbia. The accounts in Idaho are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Canadian dollar accounts in British Columbia are guaranteed by the Canadian Deposit Insurance Corporation (CIDC) up to $100,000 Canadian (approximately $86,000 in U.S. dollars at March 31, 2007). At March 31, 2007, the Company exceeded the FDIC insured amount by approximately $53,800 and did not exceed the CIDC insured amount.

Consolidation of Variable Interest Entities

The Company has a significant interest in a Raft River Energy I, LLC (RREI), which has been determined to be a variable interest entity as defined by FASB Interpretation No. 46(R) (FIN 46(R)). RREI’s purpose is to hold the financial interests of the first phase of the Raft River project for the construction of a 10 megawatt geothermal power plant. As described below, the Company’s interest changed during the current fiscal period from primary beneficiary to a significant interest.

RREI resulted from agreements signed August 9, 2006, between U.S. Geothermal Inc. and Raft River Holdings, LLC, a subsidiary of the Goldman Sachs Group, for construction financing of Phase I of the Raft River project. To accommodate the construction financing, U.S. Geothermal sold 50% of its ownership in Raft River Energy to Raft River Holdings. As a result of the agreements, U.S. Geothermal is required to contribute approximately $6,400,000 in cash and property, and Raft River Holdings is required to contribute $34,000,000 to Raft River Energy.

As of March 31, 2007, U.S. Geothermal Inc. has contributed $6,363,714 in cash and property to the project, while Raft River Holdings has contributed $23,458,100. As a result, Raft River Holdings has been designated the primary beneficiary.

For periods prior to August 2006, U.S. Geothermal was the 100% owner of RREI and consolidated the loss of $30,968. For the period August 2006 to March 2007, U.S. Geothermal recorded RREI under the equity method of accounting for investments in subsidiaries based on the capital contribution ratio at March 31, 2007 (loss of $102,336).

RREI’s financial information is summarized as follows:

As of November 24, 2006:
Total current assets	$3,417,793
Property and equipment	18,618,764
Total assets	$22,036,557

Total current liabilities	$3,360,052
Members’ equity	18,676,505
Total liabilities and equity	$22,036,557

From inception on August 18, 2005 to
November 24, 2006:
November 24, 2006:
Operating revenues	$0
Operating loss	(245,879)
Net loss	(237,309)

Property, Plant and Equipment

Costs of acquisition of geothermal properties are capitalized on an area-of-interest basis. Geothermal properties include all direct costs for the acquisition of land rights, water rights and mineral rights. Amortization of these costs will be on a unit-of-production basis, based on estimated proven geothermal reserves should such reserves be found. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment. With the inherent uncertainty of calculating the units of production for a renewable resource, revisions to the estimates and the subsequent field performance of the resource would cause the life of the resource to differ significantly from the estimated units of production. A large percentage increase or decrease in the estimated reserves would decrease or increase the depreciation, depletion or amortization of capital costs proportionately.

The Company expenses all costs related to the development of geothermal reserves prior to the establishment of proven and probable reserves.

Depreciation will be based upon the estimated useful life of the asset. For assets directly related to revenue production defined by a specific contract, the estimated useful lives will not exceed the life of the contract. Depletion on wells and other assets directly involved in the extraction of the natural resources will be based upon the total estimated capacity on a unit of production basis. Units will be defined as gallons of geothermal water, processed through the plant, used directly in the production of revenues.

Other equipment is recorded at cost. Depreciation of other equipment is calculated on a straight-line basis at an annual rate of 30%.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144) establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company has adopted SFAS 144 and evaluates its long-term assets annually for impairment or when circumstances or events occur that may impact the fair value of the assets. The fair value of geothermal property is primarily evaluated based upon the present value of expected revenues directly associated with those assets. An impairment loss would be recognized if the carrying amount of a capitalized asset is not recoverable and exceeds its fair value. As expected for the initial stages of the Company’s operations, circumstances have not warranted the recognition of losses due to the impairment of long-lived assets.

Asset Retirement Obligations

Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The Company has previously adopted this statement, with no impact to the Company’s financial statements.

Stock Options Granted to Employees and Non-employees

On April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), which requires the measurement of the value of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. For employees, directors and officers, the fair value of the awards are expensed over the vesting period. The current vesting period for all options is eighteen months.

Under SFAS 123(R), the Company has elected to use the modified prospective transition method, and accordingly, the Company’s consolidated financial statements for periods prior to adoption of SFAS 123(R) have not been restated to reflect, and do not include the impact of adopting.

For non-employee stock based compensation, the Company has adopted EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.” Non-employee stock options have been granted, at the Board of Director’s discretion, to select vendors as a bonus for exceptional performance. Prior to issuance of the awards, the Company was not under any obligation to issue the stock options. Subsequent to the award, the recipient was not obligated to perform any services. Therefore, the fair value of these options was expensed on the grant date which was also the measurement date.

Pursuant to the requirements to SFAS 123(R), the Company made certain reclassifications to its consolidated balance sheet as of March 31, 2006, to reflect the stock compensation liability that resulted from the issuance of stock options denominated in a foreign currency. The reclassification from shareholder equity to liabilities amounted to $1,707,548 at March 31, 2006. We account for stock-based compensation in accordance with SFAS No.123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected dividends. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standard No. 128 “Earnings per Share” (SFAS 128), which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at March 31, 2007 and 2006, they were not included in the calculation of earnings per share because their inclusion would have been considered anti-dilutive.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, refundable tax credits, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Refundable tax credit is comprised of Goods and Services Tax (“GST”) which is refundable from the Government of Canada.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are converted into U.S. dollars using the current method as follows:

•	Monetary items at the rate prevailing at the balance sheet date;

•	Non-monetary items at the historical exchange rate;

•	Revenue and expenses at the average rate in effect during the applicable accounting period.

Adjustments arising from the translation of the foreign currency amounts are included as a separate component of stockholders’ equity.

Foreign Operations

The accompanying balance sheet contains certain recorded Company assets (principally cash) in a foreign country (Canada). Although Canada is considered economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS 109 to allow recognition of such an asset.

At March 31, 2007, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $2,177,500 (March 31, 2006 - $1,568,000) principally arising from net operating loss carry forwards and stock compensation. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was recorded at March 31, 2007. The significant components of the deferred tax asset at March 31, 2007 and March 31, 2006 were as follows:

	March 31, 2007	March 31, 2006

Net operating loss carry forward	$6,404,500	$4,612,100

Deferred tax asset	$2,177,500	$1,568,000
Deferred tax asset valuation allowance	(2,177,500)	(1,568,000)
Net deferred tax asset	$-	$-

At March 31, 2007, the Company has net operating loss carry forwards of approximately $6,404,500 ($4,612,100 in March 31, 2006), which expire in the years 2023 through 2027. The change in the allowance account from March 31, 2006 to March 31, 2007 was $609,500.

Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict.

Going Concern

Based on the Company’s projected spending over the next 12 months, the $20,134,260 cash received from the private placement completed April 3, 2006, and the private placement completed in June 2007 (details provided in footnote 10), the Company’s auditors have removed the going concern qualification from the Company’s financial statements. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and financing for construction of the phase one power plant. As shown in the accompanying consolidated financial statements, the Company has incurred an accumulated deficit of $7,025,115 and has no revenue from operations. In the ordinary course of constructing a power plant facility of this size and complexity, cost overruns and contract delays can significantly affect the economics of the project. Failure to achieve commercial operations of the power plant prior to December 31, 2008 would jeopardize the production tax credit, and could materially affect the ability of U.S. Geothermal to operate as a going concern.

Accounting Pronouncements - Recent

The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, although early adoption is permitted. Management is currently evaluating the potential impact of the adoption of this statement on the financial position, results of operations and cash flows of the Company. Management has not elected early adoption of this statement.

Defined Benefit Pension and Other Postretirement Plans

In September, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87,88,106, and 132(R)” (SFAS No. 158”). This statement requires an employer to recognize the overfunded or underfunded statues of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not for profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. The adoption of this statement had no immediate material effect on the Company’s financial condition or results of operations.

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). This statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The statement is to be effective for financial statements issued in 2008; however, earlier application is encouraged. The Company is currently evaluating the timing of adoption and the impact that adoption might have on its financial position or results of operations.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on the Company’s consolidated financial position, results of operations, cash flows or financial statement disclosures.

NOTE 3 - REVERSE TAKE-OVER

Effective December 19, 2003, GTH acquired 100% of the issued and outstanding voting shares of GEO - Idaho by issuing 6,939,992 common shares and 2,420,217 share purchase warrants, of which 2,150,309 common shares and no share purchase warrants were held in escrow as at December 31, 2005 (as of March 31, 2005, 4,243,325 common shares and 1,946,937 share purchase warrants were held in escrow). Each share purchase warrant entitled the holder to purchase one additional common share at a price of $0.75 per share until December 19, 2005. As of December 31, 2005, the 2,420,217 stock purchase warrants noted above expired without exercise. Since the transaction resulted in the former shareholders of GEO - Idaho owning the majority of the issued shares of GTH, the transaction, which is referred to as a “reverse take-over”, has been treated for accounting purposes as an acquisition by GEO - Idaho of the net assets and liabilities of GTH. Under this purchase method of accounting, the results of operations of GTH are included in these financial statements from December 19, 2003. GEO - Idaho is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the balance sheet at their previously recorded values.

The Company determined that the share purchase warrants issued as part of the aforementioned transaction have a fair value of $629,256 as determined by using the Black-Scholes pricing model with the assumptions as stated in Note 6. The amount is considered to be additional consideration given to the former GEO - Idaho shareholders and, as such, was allocated, along with the net liabilities assumed of GTH, to accumulated deficit. The acquisition is summarized as follows:

Current assets (including cash of $5,798)	$11,616
Current liabilities	(419,782)
Net liabilities assumed	$(408,166)

The net liabilities assumed have been charged to accumulated deficit.

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

During the year ended March 31, 2007, the Company incurred an additional $12,084,849 in construction costs for Raft River Project phase I. These costs were primarily for the drilling of additional wells and the construction of the power plant and related infrastructure. Raft River Holdings reimbursed the Company for $4,917,100 in amounts associated with Raft River Energy phase I. As described in note 2, property (both geothermal property and construction in process) was transferred to Raft River Energy, in exchange Company’s interest in the subsidiary that amounted to $6,363,714. In addition to construction activities, the Company acquired 1,083 acres of surface rights in exchange for cash payments of $1,281,006 and 631 acre feet per annum in water rights for $138,820. Legal fees for $87,121 were incurred for the acquisition of mineral rights. The Company acquired access to 5,409 acres of surface, mineral and geothermal rights through a lease payment of $15,000. Vehicles, furniture and computer equipment utilized by the corporate administrative and the Raft River site offices were purchased for $102,800.

For the year ended March 31, 2006, the Company acquired a 100% interest in the Raft River Geothermal Property by making cash payments totaling $250,000 in 2003, $225,000 in 2004 and the final installment of $125,000 in 2005. The Company has also completed the requisite work program. In addition, the Company has paid $57,728 to acquire two purchase options on 1,083 acres of surface and water rights, and paid $949,036 to initiate construction of the Raft River Project.

Property, plant and equipment consisted of the following at the dates shown:

	March 31,	March 31,
	2007	2006
Geothermal Property (land and equipment)
Balance, beginning of period	$775,079	$592,351
Contributed to subsidiary	(480,911)	-
Acquisitions	1,521,947	182,728
Balance, end of period	1,816,115	775,079

Construction in Process- Raft River Project
Balance, beginning of period	949,036	-
Contributed to subsidiary	(5,882,803)	-
Reimbursed by partner	(4,917,100)	-
Acquisitions	12,084,849	949,036
Balance, end of period	2,233,982	949,036

Other Equipment
Balance, beginning of period	5,325	5,325
Acquisitions	102,800	-
Balance, end of period	108,125	5,325
Less: Accumulated depreciation	(19,836)	(3,325)
Balance, end of period	88,289	2,000

	$4,138,386	$1,726,115

NOTE 5 - CAPITAL STOCK

The Company is authorized to issue 100,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the quarter ended March 31, 2007, the Company issued 62,500 common shares upon the exercise of 12,500 stock options, plus 50,000 broker compensation options at an exercise price of $1.00 Cdn($0.83 U.S.).

During the quarter ended December 31, 2006, the Company issued 72,741 shares to employees in satisfaction of employment agreements at an average price of $0.90, and 23,573 shares previously held in escrow were cancelled and returned to treasury.

During the quarter ended September 30, 2006, the Company issued 395,000 common shares upon the exercise of 280,000 stock purchase warrants at an exercise price of $0.85 Cdn($0.73 -$0.75 U.S.), the exercise of 15,000 stock purchase warrants at an exercise price of $1.25 Cdn($0.86 U.S.), and the exercise of 100,000 options at an exercise price of $0.60 Cdn($0.54 U.S.).

During the quarter ended June 30, 2006, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 Cdn($0.53 U.S.).

On April 3, 2006, the Company completed a private placement of 25,000,000 common shares at a price of $1.00 Cdn($0.86 U.S. as of April 3, 2006). Proceeds, net of financing fees, totaled $20,134,260. Of the net proceeds, $172,370 had been received in the Company’s bank accounts prior to year end. Since the subscription forms reflected a March 30, 2006 date, and the remainder of the cash of $19,961,890 was on deposit with Dundee Securities Corporation, the private placement was recorded as “Private placement proceeds receivable” and as “Capital Stock Issuable” in the financial statements at March 31, 2006.

During the quarter ended March 31, 2006, the Company issued 691,304 common shares upon the exercise of 378,370 options at an exercise price of $0.60 Cdn($0.51 U.S.), the exercise of 192,934 stock purchase warrants at an exercise price of $0.75 U.S., and 120,000 common shares as a signing bonus as part of an employment agreement at a deemed price of $0.72 Cdn($0.61 U.S.).

During the quarter ended December 31, 2005, the Company issued 183,333 common shares upon the exercise of 100,000 options at an exercise price of $0.60 Cdn($0.51 U.S.) and 83,333 purchase warrants at an exercise price of $0.45 U.S.

During the quarter ended September 30, 2005, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 Cdn($0.51 U.S.).

During the quarter ended June 30, 2005, the Company issued 17,778 common shares upon the exercise of 17,778 options at an exercise price of $0.90 Cdn($0.73 U.S.).

Escrow Shares and Warrants

The following common shares are in escrow at the dates shown:

	March 31,	March 31,
	2007	2006

Common shares	0	2,150,309

Share purchase warrants	0	0

The escrow shares and warrants were held in escrow pursuant to standard requirements of the TSX Venture Exchange, which required that escrow conditions be placed upon the shares and share purchase warrants issued in conjunction with the acquisition of GEO - Idaho and the concurrently completed private placement, noted above. Shares were released from escrow at six month intervals, with the last release from escrow completed December 19, 2006. All stock purchase warrants previously held in escrow expired as of December 31, 2005, without exercise.

NOTE 6 - STOCK BASED COMPENSATION

The Company’s stock option plan provides for the grant of incentive stock options for up to 4,381,051 common shares to employees, consultants, officers and directors of the Company. All terms and conditions of the options are the same for external parties as well as internal employees and directors. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months, with no conditions precedent to vesting. Since the plan has been administered by the Company’s Vancouver office and Pacific Corporate Trust Company, the Company has issued stock options with an exercise price stated in Canadian dollars per share.

U.S. Geothermal and their Board of Directors have previously provided additional incentive to our United States (“U.S.A.”) employees and consultants by offering stock options at a discount off market price as allowed by the TSX Venture exchange. The U.S.A. legislature and the Internal Revenue Service (“IRS”) are now issuing regulations to dissuade companies from granting these discounted stock options. Through the American Jobs Creation Act of 2004 and the Internal Revenue Code Section 409A, discounted stock options have now been classified as deferred compensation in which the “discount” is taxable at the date of vesting, instead of upon the date of exercise. They have also dictated that a 20% penalty on all discounts is to be paid at date of vesting. These new rules have been retroactively applied to all options vesting after January 1, 2005.

Since U.S. Geothermal stock options vest 25% on date of grant and 25% every six months thereafter, option holders would be subject to amending tax returns for prior years and paying tax and penalty on the value of the discount. These amendment and payments would be required whether or not the option holder exercises the options. The IRS is allowing option holders until December 31, 2007 to rectify the situation by allowing them to reprice the existing options to the market price on the date of option grant. As of March 31, 2007, the majority of our U.S.A. option holders have repriced their options to the market price on the date of grant. An adjustment to the fair market value of the repriced options was included in the stock compensation accrual for March 2007.

During the quarter ended March 31, 2007, the Company granted 235,000 stock options to consultants and employees exercisable at a price of $1.40 Cdn($1.24 U.S.) until January 22, 2012.

During the quarter ended September 30, 2006, the Company granted 170,000 stock options to consultants and employees exercisable at a price of $1.00 Cdn($0.89 U.S.) until July 31, 2011.

During the quarter ended June 30, 2006, the Company granted 1,763,000 stock options to consultants, employees, directors and officers exercisable at prices ranging from $0.85 to $1.00 Cdn($0.77 to $0.90 U.S.) until April 12, 2011.

During the year ended March 31, 2006, the Company granted 50,000 stock options to a consultant exercisable at a price of $0.72 Cdn($0.58 U.S.).

During the year ended March 31, 2005, the Company granted 560,000 stock options to consultants, directors and officers exercisable at prices ranging from $0.72 to $0.90 Cdn($0.58 to $0.72 U.S.).

During the year ended March 31, 2004, the Company granted 1,745,000 stock options to consultants, directors and officers exercisable at a price of $0.60 Cdn($0.48 U.S.).

The changes in stock options are as follows:

		Weighted	Weighted
	Number of	Average	Average	Aggregate
	shares under	Exercise Price	Fair Value	Intrinsic
	options	Per Share	(US $)	Value (US $)

Balance outstanding, March 31, 2004	1,745,000	$0.60 Cdn	$0.28	$495,489

Forfeited	(240,000)	0.60 Cdn	0.30	(70,880)
Exercised	(308,735)	0.60 Cdn	0.27	(84,984)
Granted	560,000	0.85 Cdn	0.45	250,408
Balance outstanding, March 31, 2005	1,756,265	0.68 Cdn	0.34	590,033

Forfeited	(204,489)	0.63 Cdn	0.31	(64,037)
Exercised	(536,148)	0.61 Cdn	0.29	(153,641)
Granted	50,000	0.72 Cdn	0.54	26,791
Balance outstanding, March 31, 2006	1,065,628	0.69 Cdn	0.37	399,146

		Weighted	Weighted
	Number of	Average	Average	Aggregate
	shares under	Exercise Price	Fair Value	Intrinsic
	options	Per Share	(US $)	Value (US $)
Forfeited	(145,000)	0.86 Cdn	0.62	(90,487)
Exercised	(152,500)	0.63 Cdn	0.30	(46,427)
Granted	2,168,000	1.05 Cdn	0.99	2,140,719

Balance outstanding, March 31, 2007	2,936,128	$0.96 Cdn	$0.82	$2,402,951

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercises and employee termination within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based upon past experience and future estimates and includes data from the Plan. The risk-free rate for periods within the expected term of the option is based upon the U.S. Treasury yield curve in effect at the time of grant. The Company currently does not foresee the payment of dividends in the near term.

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The weighted average fair value of options granted was $0.89 per share. The assumptions used to calculate the fair value are as follows:

	Fiscal Years Ended
	2007	2006	2005

Dividend yield	0	0	0
Expected volatility	82-149%	140%	144-155%
Risk free interest rate	3.94-4.20%	3.25%	2.83-3.18%
Expected life (years)	3.36	3.00	3.06

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

The following table summarizes information about the stock options outstanding at March 31, 2007:

			OPTIONS
OPTIONS OUTSTANDING			EXERCISABLE
		REMAINING
EXERCISE	NUMBER OF	CONTRACTUAL	NUMBER OF
PRICE	SHARES	LIFE (YEARS)	SHARES

$ 0.60Cdn	355,628	1.91	355,628
0.72Cdn	197,500	2.67	197,500
0.85 Cdn	20,000	4.00	15,000
0.90Cdn	347,500	2.67	347,500
1.00 Cdn	1,615,500	4.00	807,750
1.15Cdn	165,000	4.50	82,500
1.40 Cdn	235,000	4.83	58,750

$ 0.96Cdn	2,936,128	3.59	1,864,628

The following table summarizes information about the stock options outstanding at March 31, 2006:

			OPTIONS
OPTIONS OUTSTANDING			EXERCISABLE
		REMAINING
EXERCISE	NUMBER OF	CONTRACTUAL	NUMBER OF
PRICE	SHARES	LIFE (YEARS)	SHARES

$ 0.60Cdn	495,628	2.76	495,628
0.72Cdn	520,000	3.67	390,000
0.90Cdn	50,000	3.67	37,500

$ 0.67Cdn	1,065,628	3.25	923,128

A summary of the status of the Company’s nonvested shares for the fiscal years ended March 31, 2007 and 2006, and changes during the years ended March 31, 2007 and 2006, are presented as follows:

		Weighted	Weighted
		Average Grant	Average
	Number of	Date Fair Value	Grant Date
	shares	Per Share	Fair Value

Nonvested, March 31, 2005	719,066	$0.68 Cdn	$0.34

Granted	50,000	0.72 Cdn	0.54
Vested	(386,566)	0.61 Cdn	0.29
Forfeited	(240,000)	0.63 Cdn	0.31
Nonvested, March 31, 2006	142,500	0.69 Cdn	0.37

Granted	2,168,000	1.05 Cdn	0.99
Vested	(1,094,000)	0.63 Cdn	0.30
Forfeited	(145,000)	0.86 Cdn	0.62
Nonvested, March 31, 2007	1,071,500	$0.96 Cdn	$0.82

As of March 31, 2007, there was $408,078 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.5 years. The total fair value of shares vested during the years ended March 31, 2007, 2006, and 2005, was $992,778, $166,773, and $295,540, respectively.

Stock Purchase Warrants

As at March 31, 2007, no share purchase warrants are outstanding.

During the quarter ended September 30, 2006, stock purchase warrants representing 3,985,001 common shares at an exercise price of $1.25 Cdn expired without being exercised, stock purchase warrants representing 280,000 common shares at an exercise price of $0.85 Cdn were exercised, and stock purchase warrants representing 15,000 common shares at an exercise price of $1.25 Cdn were exercised.

During the year ended March 31, 2006, stock purchase warrants representing 4,081,327 shares at an exercise price of $0.75 expired without exercise, stock purchase warrants representing 192,934 common shares at an exercise price of $0.75 were exercised, and stock purchase warrants representing 83,333 common shares at an exercise price of $0.45 were exercised.

NOTE 7 - RELATED PARTY TRANSACTIONS

At March 31, 2007 and March 31, 2006, the amounts of $9,510 and $10,083, respectively, are payable to directors and officers of the Company. These amounts are unsecured and due on demand.

At March 31, 2007, the Company’s subsidiary Raft River Energy I, LLC owed the Company $154,277 for operating and maintenance expenses. The receivable balance is comprised of unsecured demand obligations due within the next year of operations.

The Company incurred the following transactions with directors, officers and a company with a common director:

	Year Ended	Year Ended
	March 31,	March 31,
	2007	2006

Administrative services	$20,563	$19,584
Director fees	23,250	21,500
Consulting fees	24,000	24,960
Legal fees	-	871
Rent	-	13,863

	$67,813	$80,778

NOTE 8 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The material difference in respect to these financial statements between U.S. and Canadian GAAP is reflected in the recording of Property, Plant and Equipment. Under Canadian GAAP, development and exploration costs associated with the Raft River project (property lease payments, geological consulting fees, well monitoring and permitting, etc.) are recorded as a capital asset. Under U.S. GAAP, these amounts are expensed. As a result of the above, under Canadian GAAP the following line items in the consolidated balance sheets and income statements would have been presented as follows:

Consolidated Balance Sheets	U.S. GAAP March 31, 2007	Canadian GAAP March 31, 2007	U.S. GAAP March 31, 2006	Canadian GAAP March 31, 2006
Plant, Property & Equipment	$ 4,138,386	$ 4,578,997	$ 1,726,115	$ 2,166,726
Total Assets	22,673,340	23,113,951	21,895,933	22,336,544
Stockholders’ Equity	21,216,878	21,657,489	21,615,019	22,055,630
Total Liabilities & Stockholders’ Equity	22,673,340	23,113,951	21,895,933	22,336,544

Consolidated Statements of Operations and Comprehensive Loss	U.S. GAAP Year Ended March 31, 2007	Canadian GAAP Year Ended March 31, 2007	U.S. GAAP Year ended December 31, 2006	Canadian GAAP Year ended December 31, 2006
Exploration Expenditures	$ -	$ -	$ -	$ -
Loss from Operations	(2,987,869)	(2,987,869)	(1,663,069)	(1,607,755)
Net Loss	(1,792,584)	(1,792,584)	(1,523,385)	(1,468,071)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements

The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties adjoining the Raft River Geothermal Property and for Neal Hot Springs. The leases provide for the following annual payments within the next five fiscal years:

Year Ending
March 31,

2007	$40,100
2008	45,400
2009	50,800
2010	53,800
2011	50,100
Thereafter	425,350

Power Sales Agreement

The Company has signed a 10 megawatt power purchase agreement with Idaho Power Company for sale of power generated from its planned phase one power plant. Sale of power generated from phase two power plants are currently under discussion. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the phase two plants to other purchasers. These agreements are all contingent upon successful financing and construction of the power plant at Raft River.

Construction Contract

On December 5, 2005, the Company signed a contract (the “Ormat EPC Agreement”) with Ormat Nevada, Inc. (Ormat) for Ormat to construct a 13 megawatt geothermal power plant at Raft River, Idaho for a lump sum price of $20,200,000 (exclusive of taxes). The Company expects the output of the plant will be used to meet power delivery requirements of the Company’s agreements with Idaho Power Company. As part of the Ormat EPC Agreement, as amended, the Company has established a $1,000,000 letter of credit with Wells Fargo Bank to collateralize amounts committed by Ormat, but not paid by the Company. The amount will increase monthly until a maximum letter of credit amount of $10,252,000 is reached. A $5,363,400 money market fund is pledged as collateral backing the letter of credit as of March 31, 2007, and is reported as restricted cash.

Partnership Agreement Construction Costs

Under the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and us, Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute in staged payments a total of $34 million in cash and we will contribute $5 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC, the Phase 1 project joint venture company. If total construction costs exceed budget, US Geothermal will contribute the required additional funding to the joint venture.

Office Lease

The Company leases general office space for an executive office in Boise at an annual cost of $31,051. The underlying lease is a year-to-year lease that expires on January 31, 2008.

NOTE 10 - SUBSEQUENT EVENT

The Company entered into an agreement with a syndicate of Canadian investment dealers to underwrite a private placement of 6,818,182 shares of common shares at a cost of $2.20 Cdn per share to raise gross proceeds of approximately $15 million in Canadian dollars ($13.5 million US Dollars). The Underwriters exercised their option to purchase an additional 2,272,727 common shares at the issue price under the offering which could provide aggregate proceeds of approximately $20 million in Canadian dollars ($18.8 million US Dollars). The proceeds will be used to fund current and future plant development. The offering closed June 5, 2007 and is subject to certain conditions including, but not limited to, the approval of the TSX Venture Exchange.

11,977,035 Shares of Common Stock

PROSPECTUS

______________________, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee*	$911.89
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	10,000
Printing and Engraving Expenses	1,000
Miscellaneous Expenses	1,000
Total	$37,911.89

*All expenses other than the registration fee are estimates.

Item 14. Indemnification of Directors and Officers

Article XII of our Certificate of Incorporation provides for indemnification of officers and directors except (i) for any breach of a director’s duty of loyalty to the company or its stakeholders (ii) acts and omission that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the general corporate law of the State of Delaware, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three fiscal years, we issued and sold the securities described below to certain individual and institutional investors, including certain of our directors, officers and key employees, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act, Rule 506 of Regulation D and Regulation S. Each purchaser represented that he, she or it was purchasing the shares for investment and each such person had sufficient knowledge and experience to evaluate the merits and risks of such investment.

1.      On September 17, 2004, GTH sold 4,000,001 shares of common stock and 4,000,001 warrants to purchase shares of its common stock in a private offering under Regulation S, at a price of Cdn$0.85 per unit (a unit being one share and one warrant), for gross proceeds of Cdn$3,400,000. The units consist of one share and a warrant which entitles the holder to purchase one share at an exercise price of Cdn$1.25 until September 17, 2006. GTH may accelerate the exercise period of the warrants on twenty days notice if the closing price of the company’s common shares on a public market exceeds Cdn$1.65 for twenty consecutive business days. The value of each warrant (using the Black-Scholes model) was $0.30, and the aggregate value of the 4,000,001 warrants was $1,190,697. The securities were issued in transactions exempt from the registration requirements of the Securities Act in reliance on and compliance with Regulation S. Each of such persons represented to the company that he purchased the securities for his own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. Dundee Securities Corporation of Toronto, Canada, was paid a cash fee of Cdn$238,000, and issued a “compensation option” to acquire 280,000 units at an exercise price per unit of Cdn$0.85, until September 17, 2006, and valued at $133,341 ($0.30 per warrant, using the Black-Scholes model). The warrants included in Dundee’s units are also subject to acceleration, whether or not the compensation option has been exercised. An additional Cdn$31,977.45 was incurred in legal expenses relating to the offering, as well as Cdn$18,190 in fees to the TSX Venture Exchange which together with the Cdn$238,000 cash paid to Dundee made up the $225,131 cash component of issuance costs. With the $131,341 which was the fair value of the Dundee compensation option, the total charged to share issue costs was $358,472.

2.      On October 19, 2004, GTH issued a total of 278,735 shares on the exercise of stock options issued under the company’s stock option plan to officers and directors of the company as follows:

Optionee	Number of Shares Purchased
Daniel Kunz	86,506
Douglas Glaspey	77,866
Ron Bourgeois	27,733
Paul Larkin	86,630

Total	278,735

The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

3.      During February 2005, GTH issued 100,000 shares to Elena Corporation as partial consideration for purchase of 100 acres known as the Elena Property. Elena Corporation represented to the company that it purchased the securities for its own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

4.      On February 18, 2005, GTH issued 30,000 shares on the exercise of stock options issued under the company’s stock option plan to Ron Bourgeois. Mr. Bourgeois represented to the company that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

5.      On April 11, 2005, GTH issued 17,778 common shares upon the exercise of stock options issued to a consultant of the company under the company’s stock option plan. He represented to the company that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

6.      On July 22, 2005, GTH issued 40,000 common shares upon the exercise of stock options issued to a consultant of the company under the company’s stock option plan. He represented to the company that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

7.      On December 28, 2005, GTH issued 100,000 common shares upon the exercise of stock options under the company’s stock option plan to Douglas Glaspey, an officer and director of the Company and 83,333 common shares to Toll Cross Securities upon the exercise of agent warrants. Each represented to the company that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

8.      On January 3, 2006, GTH issued 100,000 common shares to Daniel Kunz, an officer and director of the Company, and 100,000 common shares to Ron Bourgeois upon the exercise of stock options issued under the company’s stock option plan. Each represented to the company that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

9.      On January 9, 2006, GTH issued 138,370 common shares upon the exercise of stock options issued under the company’s stock option plan (113,370 to Paul Larkin, a director of the Company, and 25,000 to a consultant). Each represented to the company that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

10.      On February 6, 2006, GTH issued 120,000 common shares to Kevin Kitz as a signing bonus as part of an employment agreement. He represented to the company that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

11.      On February 9, 2006, GTH issued 25,000 common shares upon the exercise of stock options issued under the company’s stock option plan to a consultant of the Company. He represented to the company that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid in respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

12.      On February 17, 2006, GTH issued 192,934 common shares to consultant and employees of the Company upon the exercise of stock purchase warrants. Each represented to the company that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

13.      On March 13, 2006, GTH issued 15,000 common shares to a consultant of the Company upon the exercise of stock options issued under the company’s stock option plan. She represented to the company that she purchased the securities for her own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

14.      On April 3, 2006, GTH sold 25,000,000 shares of common stock in a private offering under Regulation D, at a price of Cdn$1.00 per share for gross proceeds of Cdn$25,000,000. The securities were issued in transactions exempt from the registration requirements of the Securities Act in reliance on and compliance with Regulation D. Each of such persons represented to the company that it purchased the securities for its own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. Dundee Securities Corporation of Toronto, Canada, was paid a cash fee of Cdn$1,522,500, and issued a “compensation option” to acquire 1,522,500 shares at an exercise price per share of Cdn$1.00, until April 3, 2008. An additional Cdn$202,200 was incurred in legal expenses relating to the offering, as well as Cdn$32,100 in fees to the TSX Venture Exchange which together with the Cdn$1,522,500 cash paid to Dundee made up the $1,756,800 cash component of issuance costs.

15.      On April 13, 2006, the Company announced that it has granted 1,763,000 options to acquire 1,763,000 shares of common stock to directors, employees, and consultants. Options that amounted to 1,388,000 are exercisable at $0.85 Cdn per share, and the remaining 375,000 are exercisable at $1.00 Cdn per share. All options expire after a 5 year term on April 12, 2011. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

16.      On May 23, 2006, GTH issued 40,000 common shares to a consultant of the Company upon the exercise of stock options issued under the company’s stock option plan. He represented to the company that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid in respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

17.      During the quarter ended September 30, 2006, the Company granted 170,000 stock options to consultants and employees exercisable at a price of $1.00 Cdn($0.89 U.S.) until July 31, 2011. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

18.      On January 22, 2007, the Board of Directors approved an action to grant 235,000 incentive stock options to purchase capital stock at a price of $1.12 for a five year period. The options were granted to two employees and a director. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

19.      On June 5, 2007, the Company entered into an agreement to underwrite a private placement of 6,818,182 shares of common shares at a cost of $2.20 Cdn per share to raise gross proceeds of approximately $15 million in Canadian dollars ($13.5 million US Dollars). The Underwriters had the option to purchase up to an additional 2,272,727 common shares at the issue price under the offering that could gross up to approximately $20 million in Canadian dollars ($18.0 million US Dollars). The foregoing transaction was made pursuant to Rule 506 under Regulation D and Section 4(2) of the Securities Act.

Item 16. Exhibits

Other than contracts made in the ordinary course of business, the following are the material contracts that we have entered into within the two years preceding the date of this Registration Statement:

(a) Exhibits

EXHIBIT
NUMBER	DESCRIPTION

3.1

Certificate of Incorporation of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.2	Certificate of Domestication of Non-U.S. Corporation (Incorporated by reference to exhibit 3.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.3

Certificate of Amendment of Certificate of Incorporation (changing name of U.S. Cobalt Inc. to U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.4	Bylaws of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.4 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.5	Plan of Merger of U.S. Geothermal, Inc. and EverGreen Power Inc. (Incorporated by reference to exhibit 3.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.6	Amendment to Plan of Merger (Incorporated by reference to exhibit 3.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

4.1	Form of Stock Certificate (Incorporated by reference to exhibit 4.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

4.2	Form of Warrant Certificate (Incorporated by reference to exhibit 4.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

4.3	Provisions Regarding Rights of Stockholders (Incorporated by reference to exhibit 4.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

5.1	Opinion of Dorsey & Whitney LLP**

10.1

Agreement between U.S. Geothermal Inc. and Vulcan Power Company dated December 3, 2002 regarding the acquisition of the Vulcan interest (Incorporated by reference to exhibit 10.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

EXHIBIT
NUMBER	DESCRIPTION

10.2

Amendment No. 1 dated November 15, 2003 to Agreement between U.S. Geothermal Inc. and Vulcan Power Company (Incorporated by reference to exhibit 10.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.3

Amendment No. 2 to “Agreement by and between U.S. Geothermal Inc. and Vulcan Power Company” dated December 30, 2003 (Incorporated by reference to exhibit 10.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.4

Geothermal Lease and Agreement dated July 11, 2002, between Sergene Jensen, Personal Representative of the Estate of Harlan B. Jensen, and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.5

Geothermal Lease and Agreement dated June 14, 2002, between Jensen Investments Inc. and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.6

Geothermal Lease and Agreement dated March 1, 2004, between Jay Newbold and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.7 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.7

Geothermal Lease and Agreement dated June 28, 2003, between Janice Crank and the children of Paul Crank and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.8 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.8

Geothermal Lease and Agreement dated December 1, 2004, between Reid S. Stewart and Ruth O. Stewart and US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.9

Geothermal Lease and Agreement, dated July 5, 2005, between Bighorn Mortgage Corporation and US Geothermal Inc. (Incorporated by reference to exhibit 10.11 to the registrant’s Form 10- QSB quarterly report as filed on February 17, 2006)

10.10

Geothermal Lease and Agreement, dated June 23, 2005, among Dale and Ronda Doman, and US Geothermal Inc. (Incorporated by reference to exhibit 10.13 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.11

Geothermal Lease and Agreement, dated June 23, 2005, among Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, and US Geothermal Inc. (Incorporated by reference to exhibit 10.14 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.12

Geothermal Lease and Agreement dated January 25, 2006, between Philip Glover and US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.13

Geothermal Lease and Agreement, dated May 24, 2006, between JR Land and Livestock Inc. and US Geothermal Inc. (Incorporated by reference to exhibit 10.30 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.14

Administrative Services Contract, dated January 1, 2004, between U.S. Geothermal Inc. and New Dawn Holdings Ltd. (Incorporated by reference to exhibit 10.10 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.15	Employment Agreement dated April 1, 2006, with Daniel J. Kunz (Incorporated by reference to exhibit 10.12 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

EXHIBIT
NUMBER	DESCRIPTION

10.16	Employment Agreement dated April 1, 2006, with Kerry D. Hawkley (Incorporated by reference to exhibit 10.22 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.17	Employment Agreement dated April 1, 2006, with Douglas J. Glaspey (Incorporated by reference to exhibit 10.23 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.18

Escrow Agreement made December 19, 2003, among U.S. Geothermal Inc., Pacific Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.15 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.19

Escrow Agreement made December 19, 2003, among U. S. Geothermal Inc., Pacific Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.16 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.21

First Amended and Restated Merger Agreement dated November 30, 2003 among U.S. Cobalt Inc., EverGreen Power Inc., U.S. Geothermal Inc., and the stockholders of U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.17 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.22	Agreement with Dundee Securities Corporation dated June 28, 2004 (Incorporated by reference to exhibit 10.18 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.23

Amended and Restated Stock Option Plan of U.S. Geothermal Inc. dated September 29, 2006. (Incorporated by reference to exhibit 10.23 to the registrant’s Form SB-2 registration statement as filed on October 2, 2006.)

10.24

Power Purchase Agreement dated December 29, 2004 between U.S. Geothermal Inc. and Idaho Power Company (Incorporated by reference to exhibit 10.19 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.25

Engineering, Procurement and Construction Agreement dated December 5, 2005 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006) *

10.26

Amendment to the Engineering, Procurement and Construction Agreement dated April 26, 2006 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K as filed on May 2, 2006)

10.27

Letter of Intent from Eugene Water and Electric Board to U.S. Geothermal Inc. dated February 22, 2006 (Incorporated by reference to exhibit 10.27 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.28

Renewable Energy Credits Purchase and Sales Agreement dated July 29, 2006 between Holy Cross Energy and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.29

Transmission Agreement dated June 24, 2005 between Department of Energy’s Bonneville Power Administration - Transmission Business Line and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.27 to the registrant’s Form 10-QSB quarterly report as filed on August 12, 2005)

10.30

Interconnection and Wheeling Agreement dated March 9, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.31

Construction Contract dated May 16, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form SB-2 as filed on September 29, 2006).

EXHIBIT
NUMBER	DESCRIPTION

10.32

Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, U.S. Geothermal Inc., and Raft River I Holdings, LLC (Incorporated by reference to exhibit 10.1 to the registrant’s Form 8-K as filed on August 23, 2006) *

10.33

Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc (Incorporated by reference to exhibit 10.2 to the registrant’s Form 8-K as filed on August 23, 2006).*

10.34

Management Services Agreement, dated as of August 9, 2006, between Raft River Energy I LLC and U.S. Geothermal Services, LLC (Incorporated by reference to exhibit 10.3 to the registrant’s Form 8-K as filed on August 23, 2006) *

10.35

Construction contract dated May 22, 2006 between Industrial Builders and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.36

First Amendment to the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of November 7, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.36 to the registrant’s Form 10-QSB as filed on February 20, 2007). *

10.37	Underwriting Agreement dated as of May 15, 2007. (Incorporated by reference to exhibit 10.1 to the registrant’s Form 8-K quarterly report as filed on June 8, 2007)

10.38	Form of Subscription Agreement relating to private placement of June 2007. (Incorporated by reference to exhibit 10.2 to the registrant’s Form 8-K quarterly report as filed on June 8, 2007)

23.1	Consent of Morgan & Company, Chartered Accountants

23.2	Consent of Williams and Webster, P.S.

23.3	Consent of GeothermEx Inc. **

23.4	Consent of Dorsey & Whitney LLP **

24.1	Powers of Attorney (Included in the Signature Pages of this Registration Statement)

* - Agreements are the subject of a confidential treatment request filed with the Commission on August 23, 2006.

** - To be filed by amendment.

Item 17. Undertakings.

          (a)      The undersigned Registrant hereby undertakes:

          (1)      To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

          (i)      Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii)    To include any material information with respect to the “Plan of Distribution” not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. Geothermal Inc.
(Registrant)

Dated: July 23, 2007	/s/ Daniel J. Kunz

Daniel J. Kunz
Chief Executive Officer and President
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Daniel Kunz, Douglas Glaspey and Kerry Hawkley his attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated:

Name	Title	Date

	Chief Executive Officer, President and Director	July 23, 2007
/s/ Daniel J. Kunz	(Principal Executive Officer)
Daniel J. Kunz

	Chief Financial Officer (Principal Financial and	July 23, 2007
/s/ Kerry D. Hawkley	Accounting Officer)
Kerry D. Hawkley

/s/ Douglas J. Glaspey	Chief Operating Officer and Director	July 23, 2007
Douglas J. Glaspey

/s/ John H. Walker	Chairman and Director	July 23, 2007
John H. Walker

Director
Paul A. Larkin

Director
Leland R. Mink